Exhibit 4.1

THE OLD EVANGELINE DOWNS, L.L.C.

AND

THE OLD EVANGELINE DOWNS CAPITAL CORP.

(as Issuers)

$123,200,000

13% Senior Secured Notes due 2010

with Contingent Interest

INDENTURE

Dated as of February 25, 2003

U.S. BANK NATIONAL ASSOCIATION

(as Trustee)

i

(continued)

(continued)

(continued)

CROSS-REFERENCE TABLE*

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A
(a)(4)	N.A
(a)(5)	7.8;7.10
(b)	7.8;7.10;11.2
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.5
(b)	11.3
(c)	11.3
313(a)	7.6
(b)(1)	N.A.
(b)(2)	7.6;7.7
(c)	7.5;7.6;11.2
(d)	7.6
314(a)	4.3;4.4;11.2
(b)	N.A.
(c)(1)	11.4
(c)(2)	11.4
(c)(3)	N.A.
(d)	10.5
(e)	11.5
(f)	N.A.
315(a)	7.1	(b)
(b)	7.5;11.2
(c)	7.1	(a)
(d)	7.1	(c)
(e)	6.11
316(a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	6.3
317(a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318(a)	11.1
(c)	11.1

N.A. means not applicable

*	This Cross-Reference table shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE, dated as of February 25, 2003, among The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the “Company”), The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital” and, together with the Company, the “Issuers”), the Guarantors (as defined), and U.S. Bank National Association, as trustee.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 13% Series A Senior Secured Notes due 2010 with Contingent Interest (the “Series A Notes”) and the 13% Series B Senior Secured Notes due 2010 with Contingent Interest (the “Series B Notes” and, together with the Series A Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.1 Definitions

“144A Global Note” means one or more Global Notes bearing the Private Placement Legend, that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“501 Global Note” means one of more Global Notes bearing the Private Placement Legend that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes sold to institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3), or (7) of the Securities Act.

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness, all interest accruing thereon after the filing of a petition by or against the Company or any of the Restricted Subsidiaries or any Parent under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Indebtedness” means Indebtedness (including Disqualified Equity Interests) of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of the Restricted Subsidiaries.

“Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

“Additional Notes” means additional Notes which may be issued after the Issue Date pursuant to this Indenture (other than pursuant to an Exchange Offer or otherwise in exchange for or in replacement of outstanding Notes). All references herein to “Notes” shall be deemed to include Additional Notes.

“Adjusted Consolidated Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Consolidated Subsidiaries for such period to the Adjusted Consolidated Fixed Charges of such Person and its Consolidated Subsidiaries for such period (calculated in the same manner as the Consolidated Coverage Ratio is calculated, except that Management Fees shall be deducted in calculating Consolidated EBITDA).

“Adjusted Consolidated Fixed Charges” means, with respect to any Person for any period, the Consolidated Fixed Charges of such Person and its Consolidated Subsidiaries for such period minus, to the extent included therein, any Deferred Contingent Interest of such Person and its Consolidated Subsidiaries for such period, plus any Deferred Contingent Interest accrued in respect of any prior periods that is proposed to be paid for the period in respect of which Adjusted Consolidated Fixed Charges is being determined.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person. Notwithstanding the foregoing, the Initial Purchaser shall not be deemed to be an Affiliate of PGP, PGC, OEDA, the Issuers or any of the Restricted Subsidiaries.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(a) the highest marginal Federal income tax rate applicable to net capital gain of an individual who is a citizen of the United States, plus

(b) the greater of (i) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of California and (ii) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Louisiana, multiplied by a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

“Applicable Income Tax Rate” means a rate equal to the sum of:

(a) the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States, plus

(b) the greater of (i) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of California and (ii) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Louisiana, multiplied by a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) above.

“Asset Sale” means:

(a) the conveyance, sale, transfer, assignment or other disposition of, directly or indirectly, any of the property, business or assets of the Company and the Restricted Subsidiaries, including by merger or consolidation (in the case of a Guarantor or one of the Restricted Subsidiaries); and

(b) the sale or other transfer or issuance of any Equity Interests of any of the Restricted Subsidiaries, whether by the Issuers or by one of the Restricted Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any (a) conveyance, sale, transfer, assignment, lease or other disposition of inventory, equipment, accounts receivable or other assets acquired and held for resale in the ordinary course of business, consistent with past practices of the Issuers and the Restricted Subsidiaries and (b) the sale or other disposition of, or liquidation of, Cash Equivalents;

(2) any sale or disposition of damaged, worn out or other obsolete personal property so long as such property is no longer necessary for the proper conduct of the Issuers’ business or the business of such Restricted Subsidiary, as applicable;

(3) any conveyance, sale, transfer, assignment or other disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole that is governed by and complies with Section 4.15 and/or Section 5.1;

(4) any transaction or series of related transactions that have a fair market value (or result in gross proceeds) of less than $1,000,000, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (4) exceed $5,000,000;

(5) any conveyance, sale, transfer, assignment, lease or other disposition to the Company or any of the Restricted Subsidiaries;

(6) any settlement, release or surrender of tort or other litigation claims in the ordinary course of business or any grant of any Liens not otherwise prohibited by this Indenture;

(7) any Investments that are not prohibited by Section 4.9;

(8) any exchange of equipment or assets for any assets or property of the type set forth in clause (b)(2) of Section 4.13; and

(9) any issuance of Equity Interests by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products obtained by multiplying (a) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument, by (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Bankruptcy Code” means the United States Bankruptcy Code, codified at 11 U.S.C. §101-1330, as amended.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Basic Management Fee” has the meaning set forth in the Management Agreement.

“Beneficial Owner” or “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not otherwise applicable.

“Broker-Dealer” means any broker-dealer that receives Exchange Notes for its own account in the Exchange Offer in exchange for Notes that were acquired by such broker-dealer as a result of market-making or other trading activities.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Lafayette, Louisiana or New York, New York are authorized or obligated by law or other government action to close.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Collateral and Disbursement Agreement” means the Cash Collateral and Disbursement Agreement dated as of the date of this Indenture, among the Issuers, the Trustee, the Independent Construction Consultant and the Disbursement Agent, as in effect on the date of this Indenture or as amended in accordance with Article IX hereof.

“Cash Equivalent” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof having maturities of not more than one year from the date of acquisition);

(2) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, having the highest rating obtainable from either S&P or Moody’s;

(3) time deposits, certificates of deposit, bankers’ acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and, in each case, having maturities of not more than one year from the date of acquisition;

(4) commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case, having maturities of not more than one year from the date of acquisition;

(5) repurchase obligations for underlying securities of the types described in (1) and (2) above; or

(6) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (5) of this definition.

“Casino” means the project to design, develop, construct, equip and operate a casino and related amenities as part of the Racino, as generally described in the Issuers’ Offering Circular dated February 19, 2003, related to the Offering (the “Offering Circular”).

“Change of Control” means: (1) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Managers of the Company (together with any new Managers whose election as a Manager or whose nominations for election by the Company’s members or stockholders, was approved by a majority of Managers then still in office who were either Managers at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Managers then in office; provided, however, that there shall be no Change of Control pursuant to this clause (1) if during such two-year period any of the Excluded Persons continue to (i) own, directly or indirectly, a majority of the Voting Equity Interests of the Company or (ii) control or manage, directly or indirectly, the day-to-day operations of the Company; (2) any Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the aggregate voting power of the Voting Equity Interests of the Company; (3) the Issuers adopt a plan of liquidation; (4) except in connection with the transfer of the OTB Operations into an Unrestricted Subsidiary in accordance with this Indenture, the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, in each case, taken as a whole, to any Person other than the Company, a Restricted Subsidiary or the Excluded Persons,

or (5) the first day on which the Company fails to own 100% of the issued and outstanding Equity Interests of Capital; provided, however, that a “Change of Control” shall not occur solely by reason of a Permitted C-Corp Conversion. As used in this definition, “Person” (including any group that is deemed to be a “Person”) has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

“Clearstream” means Clearstream Banking Luxembourg, or its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all “collateral” referred to in the Collateral Agreements.

“Collateral Accounts” means the Construction Disbursement Account, the Interest Reserve Account and the Completion Reserve Account.

“Collateral Agreements” means, collectively, the Cash Collateral and Disbursement Agreement and all mortgages, deeds of trust, security agreements, pledge agreements, control agreements, collateral assignment agreements and other agreements, instruments, financing statements and other documents evidencing, creating, setting forth or limiting any Lien on Collateral in favor of the Trustee (or, in the case of mortgages, deeds of trust or similar agreements, in favor of the Trustee or another trustee thereunder), for the benefit of the Holders.

“Completion Reserve Account” means the completion reserve account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

“consolidated” means, with respect to the Company, the consolidation of the accounts of the Restricted Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidated” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person (before deducting Management Fees either paid in cash or deferred during the applicable Reference Period) (exclusive of Consolidated EBITDA attributable to operations and businesses permanently discontinued or disposed of, as determined in accordance with GAAP) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, as determined in accordance with GAAP, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

(1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

(2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(3) the incurrence of any Indebtedness (including issuance of any Disqualified Equity Interests) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom), other than Indebtedness incurred in the ordinary course of business for general corporate purposes pursuant to working capital facilities, shall be assumed to have occurred on the first day of the Reference Period, and

(4) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Equity Interests bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, provided, that if such Person or any of the Restricted Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted:

(a) to add thereto (to the extent deducted for purposes of determining Consolidated Net Income), without duplication, the sum of:

(1) consolidated income tax expense for such Person and the amount of Permitted Tax Distributions subtracted from net income in the determination of the Consolidated Net Income of such Person for such period;

(2) consolidated depreciation and amortization expense for such Person;

(3) Consolidated Fixed Charges for such Person; and

(4) all other non-cash charges reducing Consolidated Net Income for such period, (i) including, but not limited to, charges, attributable to the grant, exercise or repurchase of options for or shares of Qualified Equity Interests to or from employees of such Person and its Consolidated Subsidiaries determined in accordance with GAAP, but (ii) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable; and

(b) to subtract therefrom:

(1) the amount of all cash payments made by such Person or any of the Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; and

(2) any extraordinary non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

(a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including Contingent Interest (excluding (i) amortization or write-off of deferred financing costs and debt issuance costs of such Person and the Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and the Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, and (ii) the net effect of all cash payments made or received pursuant to Interest Swap and Hedging Obligations including, but not limited to, cash costs paid to unwind Interest Swap and Hedging Obligations existing on and prior to the date of this Indenture), including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings, in each case, to the extent attributable to such period, and

(b) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Equity Interests, other than dividends payable solely in Qualified Equity Interests and other than by Restricted Subsidiaries of the Company to the Company or the Company’s Wholly Owned Restricted Subsidiaries.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

(a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Equity Interests);

(b) the net income of any other Person, other than a Restricted Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified

Person or a Restricted Subsidiary of such specified Person during such period, but in any case not in excess of such specified Person’s pro rata share of such other Person’s net income for such period; and

(c) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its members or stockholders, and reduced by the maximum amount of Permitted Tax Distributions attributable to such net income for such period, reduced by the amounts described in the immediately preceding clauses (a), (b) and (c).

“Consolidated Net Worth” of any Person at any date means the aggregate consolidated stockholders’ or members’ equity of such Person and its Consolidated Subsidiaries, plus the aggregate amounts that would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, as of such date with respect to any series of Preferred Equity Interests that by their terms are not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders’ (or members’) equity attributable to Disqualified Equity Interests or treasury stock of such Person and its Consolidated Subsidiaries, and (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date made in connection with or in contemplation of the transaction which requires the calculation of Consolidated Net Worth.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Construction Disbursement Account” means the construction disbursement account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement.

“Construction Disbursement Budget” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Construction Documents” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Contingent Interest” means interest payable on each Interest Payment Date with respect to any principal amount of outstanding Notes in an amount equal to the product of (1) 5.0% of the Company’s Consolidated EBITDA for its two most recently completed fiscal quarters for which financial statements are available prior to the Interest Record Date applicable to that Interest Payment Date and (2) a fraction, the numerator of which is the principal amount of the Notes outstanding on the close of business on that Interest Record Date and the denominator of which is $123,200,000; provided, that Contingent Interest will cease to accrue during a semi-annual period on any principal amount of outstanding Notes if the aggregate amount of Contingent Interest in respect of any four consecutive fiscal quarters (excluding any Contingent Interest deferred from prior periods) exceeds the product of (a) 5.0% multiplied by the Target EBITDA and (b) a fraction, the numerator of which is such principal amount of outstanding Notes and the denominator of which is $123,200,000.

“contractually subordinate” means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto.

“Credit Agreement” means one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, receivable financings, letters of credit or other debt obligations entered into on or after the Issue Date providing for an aggregate $15,000,000 senior credit facility, including any related notes, guarantees, collateral documents, instruments and agreements to be executed in connection therewith, in each case as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time, whether in whole or in part, and whether or not with the same agent, trustee, representative lenders or holders or otherwise, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and the Restricted Subsidiaries and their respective successors and assigns;

(3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by Section 4.7; or

(4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of this Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means one or more certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, in the form of Exhibit A hereto except that such Note shall not include the information called for by footnotes 3 and 4 thereof.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor will have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” will mean or include such successor.

“Disbursement Agent” means U.S. Bank National Association or the then acting Disbursement Agent under the Cash Collateral and Disbursement Agreement.

“Disqualified Equity Interests” means with respect to any Person, any Equity Interests of such Person that, either by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased for cash by such Person or any of the Restricted Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Equity Interests solely because such Equity Interests mature or become mandatorily redeemable, or give the holders thereof the right to require the Company to repurchase such Equity Interests, in each case, upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Notes as are required to be purchased pursuant to Section 4.13 and Section 4.15.

“Distribution Compliance Period” means the 40-day restricted period as defined in Regulation S.

“Equity Holder” means each Person treated for Federal income tax purposes as (a) with respect to a corporation, an owner of stock of such corporation, (b) with respect to a limited liability company or similar entity, a member of such limited liability company or similar entity, (c) with respect to a partnership, a partner of such partnership, (d) with respect to any entity described in clause (a)(iv) of the definition of “Flow Through Entity,” the owner of such entity, and (e) with respect to a trust described in clause (a)(v) of the definition of “Flow Through Entity,” an owner thereof.

“Equity Interests” means (a) (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person, and (b) all warrants, options or other rights to acquire any of the Equity Interests described in the immediately preceding clause (a) (but excluding any debt security that is convertible into, or exchangeable for, any of the Equity Interests described in the immediately preceding clause (a)).

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above, in each case having a fair market value or resulting in gross proceeds in excess of $1,000,000.

“Excess Cash Flow” means, with respect to the Company for any Operating Six Months, the Consolidated EBITDA of the Company and its Restricted Subsidiaries for such Operating Six Months, minus (1) Permitted Tax Distributions for such Operating Six Months, minus (2) (i) capital expenditures of the Company and its Restricted Subsidiaries actually paid to complete the Racino (including additional deposits made in the Collateral Accounts) during such Operating Six Months and (ii) $2,000,000 of other capital expenditures for each Operating Six Months that the Casino has been Operating less amounts previously deducted pursuant to this clause 2(ii), minus (3) principal and interest payments (other than Contingent Interest), in each case, whether made at maturity or otherwise, or whether voluntary or required, made during such Operating Six Months in respect of Indebtedness permitted to be incurred pursuant to Section 4.7 (including the portion of any payments associated with Capital Lease Obligations), minus (4) Contingent Interest accrued for such Operating Six Months.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means 13% Senior Secured Notes due 2010 with Contingent Interest, Series B, of the Company, including the guarantees endorsed thereon, identical in all respects to the Notes and the Guarantees, except for references to series and restrictive legends, issued pursuant to an Exchange Offer.

“Exchange Offer” means an offer that may be made by the Issuers pursuant to the Registration Rights Agreement to exchange Exchange Notes for Series A Notes.

“Exchange Offer Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” means (i) the assets that secure FF&E Financing, (ii) any motor vehicles, (iii) the lease for the off track betting parlor operated by the Company in New Iberia, Louisiana and any other leases of off-track betting parlors operated by the Company in any other location after the Issue Date, (iv) Gaming Licenses and Racing Licenses, and (v) any agreements, leases, Permits or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties that has not been obtained (including applicable Gaming Authorities, Racing Authorities and liquor agencies and authorities).

“Excluded Person” means (i) PGC; (ii) PGP; (iii) PGP Investors, LLC; (iv) OEDA, (v) M. Brent Stevens, Michael S. Luzich and any Affiliate or Manager of PGP, PGC, PGP Investors, LLC, M. Brent Stevens or Michael S. Luzich (collectively, the “Existing Holders”), (vi) any trust, corporation, partnership or other entity (a) controlled by the Existing Holders and members of the immediate family of the Existing Holders or (b) 80% of the beneficiaries, stockholders, partners or owners of which consist solely of the Existing Holders and members of the immediate family of the Existing Holders or (vii) any partnership, the sole general partners of which consist solely of the Existing Holders and members of the immediate family of the Existing Holders.

“Exempted Affiliate Transaction” means (a) reasonable and customary compensation paid to officers, employees or consultants of the Company or any Restricted Subsidiary, in each case, for services provided to the Company or any Restricted Subsidiary, as determined in good faith by the Managers of the Company, (b) Restricted Payments permitted under the terms of Section 4.9, (c) transactions solely between or among the Company and any Restricted Subsidiary or solely among Restricted Subsidiaries, (d) the Management Agreement and payment of Management Amounts pursuant thereto, (e) any agreement (other than the Management Agreement) as in effect on the Issue Date among the Company, any officers or managers of the Company, one or more Restricted Subsidiaries and one or more Affiliates of the Company (including any amendments thereof so long as any such amendment is not more disadvantageous to the Company or the relevant Restricted Subsidiary in any material respect than the original agreement as in effect on the Issue Date); (f) Permitted Investments; and (g) transactions with a joint venture engaged in a Related Business; provided, that all the outstanding ownership interests of such joint venture are owned only by the Company, the Restricted Subsidiaries and Persons who are not Affiliates of the Company.

“Existing Indebtedness” means the Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (after giving effect to the transactions contemplated hereby), reduced to the extent such amounts are repaid, refinanced or retired.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuers.

“FF&E” means furniture, fixtures and equipment (including Gaming Equipment) acquired by the Issuers and the Restricted Subsidiaries in the ordinary course of business for use in the construction and business operations of the Company.

“FF&E Financing” means Purchase Money Indebtedness, Capital Lease Obligations and other Indebtedness (to the extent that under the terms thereof and any related contract or other agreement, no personal recourse could be had against the Person incurring such Indebtedness for the payment of the principal of or interest or premium or other amounts with respect to such Indebtedness or for any claim based on such Indebtedness and that enforcement of obligations on such Indebtedness is limited solely to recourse against interests in specified assets), the proceeds of which are used solely by the Issuers and the Restricted Subsidiaries to acquire or lease or refinance, respectively, FF&E.

“Fixed Interest” means the fixed interest payable on the Notes.

“Flow Through Entity” means an entity that (a) for Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership”

(within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership” (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code (the entities described in the immediately preceding clauses (i), (ii), (iii), (iv) and (v), a “Federal Flow Through Entity”) and (b) for state and local jurisdictions in respect of which Permitted Tax Distributions are being made, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Subsidiary” means any subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside of the United States of America.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States Federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana Gaming Control Board, or any other agency, in each case, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Issuers and their subsidiaries.

“Gaming Equipment” means slot machines, video poker machines, and all other gaming equipment and related, signage, accessories and peripheral equipment.

“Gaming FF&E Financing” means FF&E Financing, the proceeds of which are used solely by the Issuers and the Restricted Subsidiaries to acquire or lease FF&E that constitutes Gaming Equipment.

“Gaming Law” means the provisions of any gaming laws or regulations of any jurisdiction or jurisdictions to which any of the Issuers and the Restricted Subsidiaries is, or may at any time after the date of this Indenture, be subject.

“Gaming License” means any Permit required to own, lease, operate or otherwise conduct gaming activities of the Issuers and the Restricted Subsidiaries and all applicable liquor and tobacco Permits.

“General Contractor” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Global Notes” means one or more Notes in the form of Exhibit A hereto that includes the information referred to in footnotes 3 and 4 to the form of Note, attached hereto as

Exhibit A, issued under this Indenture, that is deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Global Note Legend” means the legend set forth in Section 2.6(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. When used with respect to the Notes, a “Guarantee” means a guarantee by the Guarantors of all or any part of the Notes, in accordance with Article X hereof.

“Guarantor” means each of the Company’s present and future Restricted Subsidiaries that at the time are guarantors of the Notes in accordance with this Indenture.

“Holder” means the Person in whose name a Note is registered in the register of the Notes.

“Incentive Fee” has the meaning set forth in the Management Agreement.

“Indebtedness” of any specified Person means, without duplication,

(a) all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof); (2) evidenced by bonds, notes, debentures or similar instruments; (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b) all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit;

(c) all net obligations of such specified Person under Interest Swap and Hedging Obligations;

(d) all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such specified Person;

(e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

(f) all Disqualified Equity Interests of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value shall be determined in reasonable good faith by the Managers of the Company.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Construction Consultant” means Abacus Project Management, Inc. and its successors or replacements as provided in the Cash Collateral and Disbursement Agreement.

“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect, custodial relationship with a Participant.

“Initial Purchaser” mean the initial purchaser of the Series A Notes under the Purchase Agreement, dated February 19, 2003, with respect to the Series A Notes.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intercreditor Agreement” means that certain Intercreditor Agreement among the Trustee and one or more lenders, substantially in the form attached hereto as Exhibit F, which may be entered into on or after the Issue Date in accordance with Section 7.1(f) hereof, including any amended or supplemented agreement or any replacement or substitute agreement, in each case substantially in the form of Exhibit F attached hereto.

“Interest” means Fixed Interest and Contingent Interest, if any.

“Interest Payment Date” means the stated due date of an installment of Interest on the Notes.

“Interest Record Date” means a Interest Record Date specified in the Notes, whether or not such date is a Business Day.

“Interest Reserve Account” means the interest reserve account to be maintained by the Disbursement Agent and pledged to the Trustee pursuant to the terms of the Cash Collateral and Disbursement Agreement into which an amount, together with interest earned on such amount, sufficient to pay the first two Fixed Interest payments on the Notes will be deposited on the date of this Indenture.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

“Investment” by any specified Person in any other Person (including an Affiliate) means (without duplication):

(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

(b) the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding (i) advances to officers and employees made in the ordinary course of business and (ii) accounts receivable, trade credit, endorsements for collection or deposits arising in the ordinary course of business);

(c) other than guarantees of Indebtedness of the Issuers or any Guarantor to the extent permitted by Section 4.7, the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d) the making of any capital contribution by such specified Person to such other Person; and

(e) the designation by the Managers of the Company of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in a subsidiary of the Company in an amount equal to the fair market value of the Equity Interests of such subsidiary then held by the Company, at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Restricted Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of the Restricted Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Restricted Subsidiary or a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company’s or the Restricted Subsidiary’s ownership in the Equity Interests of such Person, such Person ceases to be a Restricted Subsidiary or Guarantor, as applicable. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Legal Holiday” means a Saturday, Sunday or a day on which banking institutions in the City of New York or Lafayette, Louisiana or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Issuers and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

“Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Management Agreement” means the Amended and Restated Management Services Agreement, dated as of the date of the Indenture, by and between PGC, OEDA and the Company, as in effect on the Issue Date, without giving effect to any amendment or supplement thereto or modification thereof.

“Management Amounts” shall mean Management Fees and Reimbursable Expenses.

“Management Fees” shall mean any of the Pre-Opening Services Fee, the Basic Management Fee and the Incentive Fee.

“Manager” means, with respect to any Person (i) if such Person is a limited liability company, the members of the board of managers, or members of such other body performing similar functions for such Person, manager or managers, as appointed pursuant to the operating agreement of such Person as then in effect, or in the event that there are no managers or board of managers or similar governing body, the sole member of such Person or (ii) otherwise, the members of the board of directors (if such Person is a corporation) or other governing body of such Person.

“Maximum Credit Facility Amount” means at any time (such time, the “Time of Determination”) (a) prior to the second anniversary of the date the Casino first becomes Operating (the “Second Anniversary Date”), $15,000,000, and (b) on or after the Second Anniversary Date, the greater of (i) the borrowings outstanding under the Credit Agreement on the Second Anniversary Date less any repayments, refinancings or retirings of such borrowings made on or after the Second Anniversary Date and on or prior to the Time of Determination and (ii) $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by (i) the Company in the case of a sale or issuance of Qualified Equity Interests or an equity contribution or (ii) the Company or a Restricted Subsidiary, as the case may be, in the case of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it or paid as the result of any Event of Loss),

(1) plus, in the case of an issuance of Qualified Equity Interests upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

(2) plus, in the case of an Asset Sale, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in such Asset Sale,

(3) less, in each case, the sum of all the direct costs relating to such transaction, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, and

(4) less, in the case of an Asset Sale only:

(i) taxes paid or payable as a result thereof (x) by the Company and the Restricted Subsidiaries or (y) any Equity Holder of the Company (or, in the case of any Equity Holder of the Company that is a Flow Through Entity, the Upper Tier Equity Holder of such Flow Through Entity) in an amount equal to the increase in the amount of Permitted Tax Distributions in the taxable year that such Asset Sale is consummated or in the immediately succeeding taxable year attributable to income or gain from such Asset Sale, in each case, after taking into account any available operating losses and net operating loss carryovers, tax credits, tax credit carryforwards, or deductions and any tax sharing arrangements or similar tax attributes,

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and

(iii) any amounts provided as a reserve by the Company or any of the Restricted Subsidiaries, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale (including, without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale).

“Non-U.S. Person” means any Person other than a U.S. Person.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the Issuers or any Guarantor under the terms of the Notes, this Indenture or the Collateral Agreements, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

“OEDA” means OED Acquisition, LLC, a Delaware limited liability company and the direct parent of the Company.

“Offering” means the offering of the Notes by the Issuers.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person or any other Person designated by the Manager of such Person and serving in a similar capacity.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in this Indenture.

“Operating” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Operating Deadline” has the meaning set forth in the Cash Collateral and Disbursement Agreement.

“Operating Six Months” means the two consecutive fiscal quarter period of the Company beginning with the first full fiscal quarter immediately after the date that the Casino first becomes Operating, and each succeeding two consecutive fiscal quarter period thereafter.

“Opinion of Counsel” means the opinion of counsel to be delivered upon the occurrence of certain events set forth in this Indenture.

“OTB Operations” means all of the assets and properties of the Company and its subsidiaries (including, but not limited to, all Gaming Licenses, Racing Licenses and Permits) related to the business operation of any off-track betting parlor or similar facility operated or owned by the Company or such subsidiary.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permit” means any license, permit, franchise, finding of suitability, registration, filing, order, declaration, qualification, approval, consent, certificate or other authorization.

“Permitted C-Corp Conversion” means a transaction resulting in the Company becoming subject to tax under the Code as a corporation (a “C Corporation”); provided, that:

(1) the C Corporation resulting from such transaction, if a successor to The Old Evangeline Downs, L.L.C., (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States or the District of Columbia, (b) assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and (c) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;

(2) after giving effect to such transaction no Default or Event of Default exists;

(3) prior to the consummation of such transaction, the Company shall have delivered to the Trustee (a) an Opinion of Counsel to the effect that the Holders will not recognize income gain or loss for Federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officers’ Certificate as to compliance with all of the conditions set forth in clauses (1), (2) and (3)(a) above; and

(4) such transaction would not (a) result in the loss or suspension or material impairment of any Gaming License or Racing License unless a comparable replacement Gaming License or Racing License is effective prior to or simultaneously with such loss, suspension or material impairment or (b) require any Holder or beneficial owner of Notes to obtain a Gaming License or Racing License or be qualified or found suitable under any applicable Gaming Laws or Racing Laws.

“Permitted Indebtedness” means:

(a) Existing Indebtedness, including Indebtedness evidenced by the Notes and the Guarantees issued pursuant to this Indenture up to the amounts being issued on the Issue Date less any amounts repaid or retired in respect of such Existing Indebtedness;

(b) Permitted Refinancing Indebtedness;

(c) FF&E Financing; provided, that (1) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof, (2) no Indebtedness incurred under the Notes is utilized for the purchase or lease of such FF&E and (3) the aggregate principal amount of such Indebtedness (including any Permitted Refinancing Indebtedness and any other Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness pursuant to this clause (c)) outstanding at any time (excluding any Gaming FF&E Financing incurred pursuant to this clause (c)) does not exceed $5,000,000;

(d) Indebtedness solely in respect of bankers acceptances, letters of credit payment obligations in connection with self-insurance or similar requirements, security for workers’ compensation claims, appeal bonds, surety bonds, insurance obligations or bonds, and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), and similar bonds or obligations all incurred in the ordinary course of business (including, without limitation, to maintain any license or permits) in accordance with customary industry practices, in amounts and for the purposes customary in the Company’s industry;

(e) (i) Indebtedness of the Company owed to (borrowed from) any Guarantor; (ii) Indebtedness of any Guarantor owed to (borrowed from) any other Guarantor or the Company; (iii) Indebtedness of any Restricted Subsidiary owed to (borrowed from) any Guarantor or the Company; or (iv) Disqualified Equity Interests issued by any Guarantor or Restricted Subsidiary to the Company, any other Guarantor or any other Restricted Subsidiary; provided, that (w) in the case of clause (i) of this clause (e), such obligations shall be unsecured and contractually subordinated in all respects to the Company’s obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any Guarantor thereof subject to Section 4.7 hereof, (x) in the case of clause (ii) of this clause (e), such obligations shall be unsecured and contractually subordinated in all respects to such Guarantor’s obligations pursuant to such Guarantor’s Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to Section 4.7 hereof, (y) in the case of clause (iii) of this clause (e) such obligations shall be unsecured and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Restricted Subsidiary borrower of such Indebtedness and any guarantor thereof subject to Section 4.7 hereof; and (z) in the case of clause (iv) of this clause (e), any event that causes the Guarantor or Restricted Subsidiary no longer to be, as applicable, a Guarantor or Restricted Subsidiary (including a designation as an

Unrestricted Subsidiary) shall be deemed in each case to be an issuance of such Disqualified Equity Interests subject to Section 4.7 hereof;

(f) Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by this Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates.

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or Purchase Money Indebtedness, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (h), not to exceed $5,000,000 at any one time outstanding;

(i) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

(j) the guarantee of any Indebtedness of the Company, any Guarantor or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant so long as such guarantee otherwise complies with this Indenture;

(k) Indebtedness arising from agreements for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business or assets, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or the applicable Guarantor or Restricted Subsidiary in connection with such disposition;

(l) Indebtedness not otherwise included as “Permitted Indebtedness” in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (l), including all Permitted Refinancing Indebtedness incurred to repay, redeem, discharge, retire, defease, refund, refinance or replace any Indebtedness incurred pursuant to this clause (l), not to exceed $5,000,000; and

(m) the obligation of the Company to pay Reimbursables (as defined in the Management Agreement) to PGC and OEDA pursuant to the Management Agreement.

“Permitted Investment” means:

(a) Investments existing on the date of this Indenture;

(b) any Investment in any of the Notes or Guarantees;

(c) any Investment in cash or Cash Equivalents;

(d) Investments of the types referred to in clause (e) of the definition of “Permitted Indebtedness;”

(e) any Investment by the Company, any Guarantor or any Restricted Subsidiary in a Person if as a result of such Investment such Person immediately becomes a Wholly Owned Restricted Subsidiary and a Guarantor or such Person is immediately merged with or into the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor;

(f) other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (f) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (f)) in such Person, at any time does not in the aggregate exceed $5,000,000 (measured by the value attributed to the Investment at the time made or returned, as applicable);

(g) (i) contribution of the Company’s or any Restricted Subsidiary’s OTB Operations to an Unrestricted Subsidiary or (ii) the designation of a subsidiary which holds OTB Operations as an Unrestricted Subsidiary in accordance with this Indenture, provided, that in each case, immediately after giving effect to such contribution or designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio test of Section 4.7 hereof;

(h) any Investment in any Person in exchange for the Company’s Qualified Equity Interests or the Net Cash Proceeds of any substantially concurrent sale of the Company’s Qualified Equity Interests;

(i) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company which is a Guarantor, provided, however, that any Indebtedness evidencing such Investment is unsecured and subordinated to the Company’s obligations under the Notes;

(j) Interest Swap and Hedging Obligations;

(k) Investments in securities of trade creditors, customers or any debtor of the Company or the Restricted Subsidiaries received (i) in satisfaction of judgments, or (ii) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or debtors; and

(l) loans and advances to employees, directors, officers and Managers of the Company and the Restricted Subsidiaries in the ordinary course of business not to exceed $2,500,000 at any one time outstanding.

“Permitted Lien” means:

(a) Liens imposed by governmental authorities for taxes, assessments or other charges not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(b) statutory Liens of carriers, warehousemen, mechanics, material men, suppliers, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; provided, that (1) the underlying obligations are not yet delinquent, or (2) such Liens are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c) Liens securing the performance of statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business consistent with industry practices which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of the Restricted Subsidiaries) or materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(e) Liens incurred or deposits made in the ordinary course of business to secure the obligations of the Company and the Restricted Subsidiaries under workers’ compensation, unemployment insurance and other types of social security legislation or otherwise to secure statutory or regulatory obligations of the Company or any of the Restricted Subsidiaries in the ordinary course of business consistent with past practice, including to secure the performance of tenders, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive in each case of obligations for the payment of borrowed money); provided, that the obligations in connection with which such Liens were incurred or deposits made shall have been incurred in the ordinary course of business and shall otherwise be permitted by this Indenture;

(f) Liens securing the Notes and the Guarantees;

(g) Liens securing Acquired Indebtedness or other Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition; provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation of such acquisition, and do not extend to any other assets;

(h) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to Section 4.7 herein; provided that such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(i) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of the Restricted Subsidiaries or materially detracting from the value of the relative assets of the Company or any Restricted Subsidiary;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(k) Liens securing Permitted Refinancing Indebtedness incurred in compliance with this Indenture to refinance any Indebtedness that was secured by Liens;

(l) Liens securing Indebtedness (up to the Maximum Credit Facility Amount) incurred under the Credit Agreement in compliance with this Indenture;

(m) Liens in favor of the Company or any Guarantor, which are assigned to the Secured Party for the Notes or a Guarantee, as applicable.

(n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(o) Liens incurred in the ordinary course of business securing Interest Swap and Hedging Obligations that are otherwise permitted under this Indenture;

(p) Liens on a pledge of the Equity Interests of any Unrestricted Subsidiary securing Indebtedness of such Unrestricted Subsidiary;

(q) Liens to secure Permitted Indebtedness of the types set forth in clauses (c) and (h) of the definition thereof covering only the assets acquired with such Permitted Indebtedness;

(r) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(s) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(t) Liens securing assets of the Company or any Restricted Subsidiary in addition to Liens described in clauses (a) through (s) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (t) does not exceed $5,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means Indebtedness (including Disqualified Equity Interests) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, extension, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Equity Interests) in a principal amount or, in the case of Disqualified Equity Interests, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Equity Interests, liquidation preference, of the Indebtedness (including Disqualified Equity Interest) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Permitted Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Equity Interests) of such Person issuing such Permitted Refinancing Indebtedness, (B) such Permitted Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Equity Interests) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Equity Interest) to be refinanced, (C) such Permitted Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Equity Interests) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Permitted Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced.

“Permitted Tax Distributions” in respect of the Company means, with respect to any taxable year or portion thereof in which the Company is a Flow Through Entity, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Company for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (i.e., net short-term capital gain in excess of net long-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Company for such year or portion thereof; provided, that in no event shall the Applicable Income Tax Rate or the Applicable Capital Gain Tax Rate exceed the greater of (i) the greater of (a) the highest aggregate applicable effective marginal rate of Federal, state, and local income tax to which a corporation doing business in the state of California and (b) the highest aggregate applicable effective marginal rate of Federal, state, and local income tax to which a corporation doing business in the state of Louisiana, would be subject to in the relevant year of determination (as certified to the Trustee by a nationally recognized tax accounting firm) plus 5% and (ii) 60%. For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Flow Through Entity of which the Company is treated for Federal income tax purposes as a member (but only for periods for which such Flow Through Entity is treated as a Flow Through Entity), which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Company.

Estimated tax distributions may be made within thirty days following March 15, May 15, August 15, and December 15 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 31, May 31, August 31, and December 31 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year.

The amount of the Permitted Tax Distribution for a taxable year shall be re-computed promptly after (i) the filing by the Company and each subsidiary of the Company that is treated as a Flow Through Entity of their respective annual income tax returns and (ii) an appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss of the Company or any such subsidiary that is treated as a Flow Through Entity for such taxable year or the aggregate Tax Loss Benefit Amount carried forward to such taxable year should be adjusted (each of clauses (i) and (ii) a “Tax Calculation Event”). To the extent that the Permitted Tax Distributions previously distributed in respect of any taxable year are either greater than (a “Tax Distribution Overage”) or less than (a “Tax Distribution Shortfall”) the Permitted Tax Distributions with respect to such taxable year, as determined by reference to the computation of the amount of the items of income, gain, deduction, or loss of the Company and each such subsidiary in connection with a Tax Calculation Event, the amount of the estimated Permitted Tax Distributions that may be made on the estimated tax distribution date immediately following such Tax Calculation Event shall be reduced or increased as appropriate to the extent of the Tax Distribution Overage or the Tax Distribution Shortfall. To the extent that a Tax Distribution Overage remains after the estimated tax distribution date immediately following such Tax Calculation Event, the amount of the estimated Permitted Tax Distribution that may be made on the subsequent estimated tax distribution date shall be reduced to the extent of such Tax Distribution Overage.

Prior to making any Permitted Tax Distributions, the Company shall require each Equity Holder to agree that promptly after the second estimated tax distribution date following a Tax Calculation Event, such Equity Holder shall reimburse the Company to the extent of its pro rata share (based on the portion of Permitted Tax Distributions distributed to such Equity Holder for the taxable year) of any remaining Tax Distribution Overage.

“Person” or “person” means any individual corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

“PGC” means Peninsula Gaming Company, LLC, a Delaware limited liability company.

“PGP” means Peninsula Gaming Partners, LLC, a Delaware limited liability company.

“Plans” means the Final Plans (as defined in the Cash Collateral and Disbursement Agreement).

“Pre-Opening Services Fee” has the meaning set forth in the Management Agreement.

“Preferred Equity Interests” means any Equity Interests of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.6(g)(i)(A) hereof to be placed on all Notes issued under this Indenture except where specifically stated otherwise by the provisions of this Indenture.

“Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person (to the extent that under the terms thereof and any related contract or other agreement, no personal recourse could be had against such Person for the payment of the principal of or interest or premium or other amounts with respect to such Indebtedness or for any claim based on such Indebtedness and that enforcement of obligations on such Indebtedness is limited solely to recourse against interests in specified assets) to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified Equity Offering” means a public or private offering of Qualified Equity Interests of the Company or an equity contribution from a holder of Qualified Equity Interests of the Company (other than an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Qualified Exchange” means:

(1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Equity Interests (other than to a Restricted Subsidiary), or

(2) any issuance of Qualified Equity Interests of the Company in exchange for any Equity Interests or Indebtedness of the Company issued on or after the Issue Date.

“Racing Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States Federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Louisiana State Racing Commission or any other agency, in each case, with authority to regulate any racing operation (or proposed racing operation) owned, managed or operated by the Issuers and their subsidiaries.

“Racing Law” means the provisions of any racing laws or regulations of any jurisdiction or jurisdictions to which any of the Issuers and their subsidiaries is, or may at any time after the date of this Indenture, be subject.

“Racing License” means any Permit required to own, lease, operate or otherwise conduct racing activities of the Issuers and their subsidiaries and all applicable liquor and tobacco Permits.

“Racino” means the project to design, develop, construct, equip and operate a casino, racetrack and related amenities, as generally described in the Offering Circular.

“Recourse Indebtedness” means Indebtedness (a) as to which the Issuers or one of the Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of the Issuers or any of the Restricted Subsidiaries (other than the Notes and Guarantees) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or this Indenture for which financial statements are available.

“Reg S Permanent Global Note” means one or more permanent Global Notes bearing the Private Placement Legend, that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Reg S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Reg S Temporary Global Note” means one or more temporary Global Notes bearing the Private Placement Legend and the Reg S Temporary Global Note Legend, issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Reg S Temporary Global Note Legend” means the legend set forth in Section 2.6(g)(iii) hereof, which is required to be placed on all Reg S Temporary Global Notes issued under this Indenture.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, by and among the Issuers and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Regulation S” means Regulation S promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Regulation S Global Note” means a Reg S Temporary Global Note or a Reg S Permanent Global Note, as the case may be.

“Reimbursable Expenses” shall mean (i) reasonable and documented out-of-pocket developmental, legal, licensure and other costs and expenses for the Racino previously paid by PGC, OEDA or any of their respective Affiliates on behalf of the Company or (ii) Reimbursables and Operator Advances (as such terms are defined in the Management Agreement) permitted or required to be paid to PGC or OEDA pursuant to the Management Agreement.

“Related Business” means the business conducted (or proposed to be conducted) by the Issuers and the Restricted Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of the Managers of the Company are related, similar or ancillary businesses.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend, issued under this Indenture.

“Restricted Global Note” means one or more Global Notes bearing the Private Placement Legend, issued under this Indenture; provided, that in no case shall an Exchange Note issued in accordance with this Indenture and the terms of the Registration Rights Agreement be a Restricted Global Note.

“Restricted Investment” means, in one or a series of related transactions, any Investment other than Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any direct or indirect parent or other Affiliate of such Person or any other payment to any direct or indirect parent or other Affiliate of such Person or to an Excluded Person;

(b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any direct or indirect parent or other Affiliate of such Person (other than a Wholly Owned Restricted Subsidiary of such Person);

(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Permitted Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness directly or indirectly, by such Person or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

(d) any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Equity Interests of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of Restricted Subsidiaries by the Company or any of the Restricted Subsidiaries, and any Investment in any Restricted Subsidiary by the Company or any other Restricted Subsidiary.

“Restricted Subsidiary” means any subsidiary of the Company that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Rule 144A” means Rule 144A promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“SEC” means the United States Securities and Exchange Commission, or any successor agency.

“Secured Party” means the Trustee, acting as collateral agent under the Collateral Agreements.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

“Special Record Date” means, for payment of any Defaulted Interest, a date fixed by the Paying Agent pursuant to Section 2.12 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and its successors.

“Stated Maturity,” when used with respect to any Note, means March 1, 2010.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is contractually subordinated to the Notes or such Guarantee, as applicable, in any respect.

“subsidiary,” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Unless the context requires otherwise, subsidiary means each direct and indirect subsidiary of the Company.

“Target EBITDA” means Consolidated EBITDA of the Company of $50,000,000.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Transfer Restricted Notes” means Global Notes and Definitive Notes that bear or are required to bear the Private Placement Legend, issued under this Indenture.

“Trustee” means U.S. Bank National Association, as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Global Note” means one or more permanent Global Notes representing a series of Notes that does not bear and is not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Subsidiary” means (i) any subsidiary that, at or prior to the time of determination, shall have been designated by the Managers of the Company as an Unrestricted Subsidiary; provided, that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity

Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary of the Company, and (ii) any subsidiary of an Unrestricted Subsidiary. The Managers of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio test of Section 4.7 hereof. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Upper Tier Equity Holder” means, in the case of any Flow Through Entity the Equity Holder of which is, in turn, a Flow Through Entity, the person that is ultimately subject to tax on a net income basis on the items of taxable income, gain, deduction, and loss of the Company and its subsidiaries that are Flow Through Entities.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or one or more Wholly Owned Restricted Subsidiaries of the Company or a combination thereof.

Section 1.2 Other Definitions

Term	Defined in Section
“Affiliate Transaction”	4.12
“Applicable Excess Cash Flow Amount”	4.14
“Asset Sale”	4.13
“Asset Sale Offer”	4.13
“Asset Sale Offer Amount”	4.13
“Asset Sale Offer Period”	4.13
“Asset Sale Offer Price”	4.13
“Asset Sale Offer Trigger Date”	4.13
“Authentication Order”	2.2
“Benefited Party”	10.8
“C Corporation”	Definition of Permitted C-Corp Conversion
“Capital”	Preamble

“Change of Control Offer”	4.15
“Change of Control Offer Period”	4.15
“Change of Control Purchase Date”	4.15
“Change of Control Purchase Price”	4.15
“Company”	Preamble
“Covenant Defeasance”	8.3
“Debt Incurrence Ratio”	4.7
“Defaulted Interest”	2.12
“DTC”	2.3
“Event of Default”	6.1
“Excess Cash Flow Account”	4.14
“Excess Cash Flow Balance”	4.14
“Excess Cash Flow Offer”	4.14
“Excess Cash Flow Offer Amount”	4.14
“Excess Cash Flow Purchase Price”	4.14
“Excess Proceeds”	4.13
“Existing Holders”	Definition of Excluded Person
“Federal Flow Through Entity”	Definition of Flow Through Entity
“Guarantee Obligations”	10.8
“incur” or “incurrence”	4.7
“Incurrence Date”	4.7
“Initial Excess Cash Flow Offer”	4.14
“Investment Company Act”	4.17
“Issuers”	Preamble
“Legal Defeasance”	8.2
“Notes”	Preamble
“Paying Agent”	2.3
“Refinancing	Definition of Permitted Refinancing Indebtedness
“Registrar”	2.3
“Redemption Date”	3.7
“Regulatory Redemption”	3.8
“Second Anniversary Date”	Definition of Maximum Credit Facility Amount
“Series A Notes”	Preamble
“Series B Notes”	Preamble
“Subsequent Excess Cash Flow Offer”	4.14
“Tax Calculation Event”	Definition of Permitted Tax Distributions
“Tax Distribution Overage”	Definition of Permitted Tax Distributions
“Tax Distribution Shortfall”	Definition of Permitted Tax Distributions
“Time of Determination”	Definition of Maximum Credit Facility Amount
“Transaction Date”	Definition of Consolidated Coverage Ratio
“Unapplied Excess Cash Flow Amount”	4.14

Section 1.3 Incorporation by Reference of Trust Indenture Act

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“obligor” on the Notes means each of the Issuers, each Guarantor and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.4 Rules of Construction

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(7) references to sections of or rules under the Securities Act and the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8) reference to “subject to the terms of the Intercreditor Agreement” shall mean if the Intercreditor Agreement is then in effect.

ARTICLE II

THE NOTES

Section 2.1 Form and Dating

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto; provided, that the form of the Exchange Notes shall include such variations as are permitted or required by the Registration Rights Agreement.

The Notes may have notations, legends or endorsements required by law, stock exchange rule, depository rule or usage. Each Note shall be dated the date of its issuance and shall show the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and each of the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking Luxembourg” and “Customer Handbook” of Clearstream Banking Luxembourg in effect at the relevant time shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream Banking Luxembourg.

Section 2.2 Execution and Authentication

Two Officers shall sign the Notes for each of the Issuers by manual or facsimile signature. In the case of Definitive Notes, such signatures may be imprinted or otherwise reproduced on such Notes. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid. A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The Trustee shall, upon a written order of the Issuers signed by an Officer (an “Authentication Order”), authenticate Notes for issuance up to the aggregate principal amount stated in such Authentication Order; provided that Notes authenticated for issuance on the Issue Date shall not exceed $123,200,000 in aggregate principal amount. The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.3 Registrar, Paying Agent and Depositary

The Issuers shall maintain an office or agency in the Borough of Manhattan, The City of New York, which shall initially be U.S. Bank National Association, where (i) Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its subsidiaries may act as Paying Agent or Registrar. The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Notes Custodian with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Liquidated Damages, if any, or Interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its subsidiaries) shall have no further liability for the money. If the Company or one of its subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers shall furnish, or shall cause the Registrar (if other than the Company or one of its subsidiaries) to furnish, to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.6 Transfer and Exchange

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if (i) the Issuers deliver to the Trustee notice from the Depositary that (x) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes and the Issuers thereupon fail to appoint a successor Depositary within 90 days or (y) the Depositary is no longer a clearing agency registered under the Exchange Act, (ii) the Issuers, in their sole discretion, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided, that in no event shall the Reg S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificate identified by the Issuers and their counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Reg S Temporary Global Note may not be made to a U.S. person (as such term is defined in Regulation S) or for the account or benefit of a U.S. person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(1), but the Issuers or the Trustee may request an Opinion of Counsel.

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes (including for Definitive Notes). In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) an order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) an order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Reg S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates identified by the Issuers or their counsel to be required pursuant to Rule 903 and Rule 904 under the Securities Act. Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.6(f) hereof, the requirements of this Section 2.6(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the 501 Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (3)(d) thereof; or

(C) if the transferee will take delivery in the form of a beneficial interest in the Reg S Temporary Global Note or the Reg S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(2) above and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f) hereof, and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor; or

(D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes. Transfer and exchange of beneficial interests in the Global Notes for Definitive Notes shall be made subject to compliance with this Section 2.6(c), and the requesting Holder shall provide any certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(c). Upon receipt of such applicable documentation, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note or Unrestricted Global Note, as applicable, to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note or an Unrestricted Definitive Note, as applicable, in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Definitive Notes are so registered.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person (as such term is defined in Regulation S) in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) and (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(E) if such beneficial interest is being transferred to the Issuers or any of their respective subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof.

Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f) hereof, and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor; or

(D) the Registrar receives the following: (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Restricted Definitive Note.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then such holder shall satisfy the applicable conditions set forth in Section 2.6(b)(2) hereof. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(3) shall not bear the Private Placement Legend.

(4) Transfer or Exchange of Reg S Temporary Global Notes. Notwithstanding the other provisions of this Section 2.6, a beneficial interest in the Reg S Temporary Global Note may not be (A) exchanged for a Definitive Note prior to (x) the expiration of the Distribution Compliance Period (unless such exchange is approved by the Issuers, does not require an investment decision on the part of the Holder thereof and does not violate the provisions of Regulation S) and (y) the receipt by the Registrar of any certificates identified by the Issuers or their counsel to be required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act or (B) transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the events set forth in clause (A) above or unless the transfer is pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. Transfer and exchange of Definitive Notes for beneficial interests in the Global Notes shall be made subject to compliance with this Section 2.6(d), and the requesting Holder shall provide any certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(d). Upon receipt from such Holder of such applicable documentation and the surrender to the Registrar of the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar, duly executed by such Holder or by its attorney, duly authorized in writing, the Registrar shall register the transfer or exchange of the Definitive Notes. The Trustee shall cancel such Definitive Notes so surrendered and cause the aggregate principal amount of the applicable Restricted Global Note or Unrestricted Global Note, as applicable, to be increased accordingly pursuant to Section 2.6(h) hereof.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in accordance with Regulation D under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(d) thereof;

the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note and in the case of clause (D) above, the 501 Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f) hereof, and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor; or

(D) the Registrar receives the following: (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) of this Section 2.6(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. The Trustee shall cancel any such Definitive Notes so surrendered, and the Issuers shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note or an Unrestricted Definitive Note, as applicable, in the appropriate principal amount. Any Definitive Note issued pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Definitive Notes are so registered. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(C) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) and (B) above, then the transferor must deliver a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable; or

(D) if such beneficial interest is being transferred to the Issuers or any of their subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, must be delivered by the transferor.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and Section 2.6(f) hereof, and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Issuers;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement and a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, is delivered by the transferor; or

(D) the Registrar receives the following: (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (D), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 and an Opinion of Counsel for the Issuers as to certain matters discussed in this Section 2.6(f), the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the sum of (A) the principal amount of the beneficial interests in the Restricted Global Notes exchanged or transferred for beneficial interests in Unrestricted Global Notes in connection with the Exchange Offer pursuant to Section 2.6(b)(4) and (B) the principal amount of Restricted Definitive Notes exchanged or transferred for beneficial interests in Unrestricted Global Notes in connection with the Exchange Offer pursuant to Section 2.6(d)(2), in each case tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuers, and accepted for exchange in the Exchange Offer, and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the sum of (A) the principal amount of the Restricted Definitive Notes exchanged or transferred for Unrestricted Definitive Notes in connection with the Exchange Offer pursuant to Section 2.6(e)(2) and (B) Restricted Global Notes exchanged or transferred for Unrestricted Definitive Notes in connection with the Exchange Offer pursuant to Section 2.6(c)(2), in each case tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuers, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cancel any Definitive Notes so surrendered and shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2, the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Definitive Notes in the appropriate principal amount.

The Opinion of Counsel for the Issuers referenced above shall state that:

(A) the issuance and sale of the Exchange Notes by the Issuers has been duly authorized and, when executed by the Issuers and authenticated by the Trustee in accordance with the provisions of this Indenture and delivered in exchange for Series A Notes in accordance with this Indenture and the Exchange Offer, the Exchange Notes will be entitled to the benefits of this Indenture and will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, subject to customary qualifications including exceptions for bankruptcy, fraudulent transfer and equitable principles; and

(B) when the Exchange Notes are issued and executed by the Issuers and authenticated by the Trustee in accordance with the provisions of this Indenture and delivered in exchange for Series A Notes in accordance with this Indenture and the Exchange Offer, the Guarantees by the Guarantors endorsed thereon will be entitled to the benefits of this Indenture and will be the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to customary qualifications including exceptions for bankruptcy, fraudulent transfer and equitable principles.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS (OR SUCH OTHER PERIOD THAT MAY HEREAFTER BE PROVIDED UNDER RULE 144(k) UNDER THE SECURITIES ACT AS PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH EITHER OF THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO EITHER OF THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT

OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(3), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) to this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. To the extent required by the Depositary, each Global Note shall bear legends in substantially the following forms:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.”

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(i) Reg S Temporary Global Note Legend. To the extent required by the Depositary, each Reg S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE. NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.13, 4.14 and 4.15 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the

Issuers, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between an Interest Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 2.6, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibits A, B, C, D and E attached hereto. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

Section 2.7 Replacement Notes

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee and the Issuers receive evidence (which evidence may be from the Trustee) to their satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an affidavit of lost certificate and/or an indemnity bond or other indemnity must be supplied by the requesting Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note, including reasonable fees and expenses of their counsel and of the Trustee and its counsel. Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8 Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Trustee (including any Note represented by a Global Note) except for those cancelled by it or at its direction, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of either of the Issuers holds the Note. If a Note is replaced pursuant to Section 2.7 hereof, such Note, together with the Guarantee of that particular Note endorsed thereon, ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and Interest on it ceases to accrue. If the Paying Agent (other than the Company, a subsidiary or an Affiliate of any thereof) holds, on a redemption date or the maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue Interest.

Section 2.9 Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or an Affiliate of the Company), and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest

Any Interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date plus, to the extent lawful, any interest payable on the defaulted Interest at the rate and in the manner provided in Section 4.1 hereof and in the Note (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Interest Record Date, and such Defaulted Interest may be paid by the Issuers, at their election in each case, as provided in clause (1) or (2) below:

(1) The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuers shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Paying Agent an amount of cash equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such cash when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Paying Agent shall fix a “Special Record Date” for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Paying Agent of the notice of the proposed payment. The Paying Agent shall promptly notify the Issuers and the Trustee of such Special Record Date and, in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Note register maintained by the Registrar not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the Notes (or their respective predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee and the Paying Agent of the proposed payment pursuant to this clause, such manner shall be deemed practicable by the Trustee and the Paying Agent.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to Interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13 Cusip Numbers

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.14 Issuance of Additional Notes

The Issuers may, subject to Section 4.7 hereof and applicable law, issue Additional Notes in an unlimited amount under this Indenture. The Notes issued on the Closing Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE III

REDEMPTION

Section 3.1 Notices to Trustee

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least 30 days (unless a shorter period is acceptable to the Trustee) but not more than 60 days (unless a longer period is acceptable to the Trustee) before a redemption date, an Officers’ Certificate stating that such redemption is being made pursuant to Section 3.7 and setting forth (i) the redemption date, (ii) the principal amount of Notes to be redeemed and (iii) the redemption price.

Section 3.2 Selection of Notes to be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes in denominations of larger than $1,000 selected shall be in amounts of $1,000 or integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3 Notice of Redemption

Subject to the provisions of Section 3.7 hereof, at least 30 days but not more than 60 days before a redemption date (except in the case of a Regulatory Redemption requiring less notice), the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, Interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 35 days prior to the redemption date (unless a shorter period shall be acceptable to the Trustee or is required pursuant to a Regulatory Redemption), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.4 Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. At any time prior to the mailing of a notice of redemption to the Holders pursuant to Section 3.3, the Issuers may withdraw, revoke or rescind any notice of redemption delivered to the Trustee without any continuing obligation to redeem the Notes as contemplated by such notice of redemption.

Section 3.5 Deposit of Redemption Price

At or before 10:00 a.m. on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent immediately available funds sufficient to pay the redemption price of and accrued and unpaid Interest (and Liquidated Damages, if any) on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid Interest (and Liquidated Damages, if any) on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, Interest shall cease to accrue on the Notes or the portions of Notes called for redemption, regardless of whether such Notes are presented for payment. If a Note is redeemed on or after an Interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid Interest (and Liquidated Damages, if any) shall be paid to the Person in whose name such Note was registered at the close of business on such Interest Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, Interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any Interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 hereof.

Section 3.6 Notes Redeemed in Part

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7 Optional Redemption

(a) Except as set forth in clause (b) of this Section 3.7, the Issuers shall not have the right to redeem any Notes pursuant to this Section 3.7 prior to March 1, 2007. The Notes will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after March 1, 2007, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing March 1 of the years indicated below, in each case together with accrued and unpaid Interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (the “Redemption Date”):

Year	Percentage
2007	106.50%
2008	103.25%
2009 and thereafter	100.00%

(b) Notwithstanding the provisions of clause (a) of this Section 3.7, at any time on or prior to March 1, 2006, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes issued may be redeemed at the Issuers’ option within 120 days of such Qualified Equity Offering, with cash received by the Issuers, from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 113% of the principal amount thereof, together with accrued and unpaid Interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes issued on the Issue Date remain outstanding.

If the Redemption Date hereunder is on or after an Interest Record Date on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid Interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

(c) Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Section 3.8 Regulatory Redemption

Notwithstanding any other provision hereof, if any Gaming Authority or Racing Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Law or Racing Law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority or Racing Authority (or such lesser period that may be required by such Gaming Authority or Racing Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable, the Issuers shall have the right, at their option, (1) to require such Holder or beneficial owner to dispose of such Holder’s or beneficial owner’s Notes within 30 days of receipt of notice of such finding by the applicable Gaming Authority or Racing Authority or such earlier date as may be ordered by such Gaming Authority or Racing Authority or (2) to call for the redemption (a “Regulatory Redemption”) of the Notes of such Holder or beneficial owner at the principal amount thereof or, if required by such Gaming Authority or Racing Authority, the lesser of (a) the price at which such Holder or beneficial owner acquired the Notes, and (b) the fair market value of such Notes on the date of redemption, together with, in either case, accrued and unpaid Interest and, if permitted by such Gaming Authority or Racing Authority, Liquidated Damages, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or Racing Authority or the date of the finding of unsuitability by such Gaming Authority or Racing Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority or Racing Authority. The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed.

The Holder or beneficial owner of Notes applying for a license, qualification or a finding of suitability must pay all costs of the licensure and investigation for such qualification or finding of suitability. The Issuers shall not be required to pay or reimburse any Holder or beneficial owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs of the licensure and investigation for such qualification or finding of suitability.

Section 3.9 No Mandatory Redemption

The Issuers shall not be required to make mandatory redemption payments with respect to the Notes (except for a Required Regulatory Redemption and any offer to repurchase Notes that the Issuers are required to make in accordance with the provisions of Sections 4.13, 4.14 and 4.15 below). The Notes shall not have the benefit of any sinking fund.

ARTICLE IV

COVENANTS

Section 4.1 Payment of Notes

The Issuers shall pay or cause to be paid the principal of, premium, if any, and Interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and Interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a subsidiary thereof, holds as of 12:00 noon Eastern time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Interest then due. If Interest payable on the Notes includes Contingent Interest, the Issuers shall provide a calculation of such Contingent Interest in reasonable detail to the Trustee in the form of an Officers’ Certificate at the time of depositing the amount of such Contingent Interest with the Trustee. If Interest payable on the Notes does not include Contingent Interest, the Issuers shall provide notice to the Trustee to that effect. The Issuers shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement and herein.

The Issuers shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of Interest and Liquidated Damages, if any, (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2 Maintenance of Office or Agency

The Issuers shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such additional designations; provided, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, The City of New York. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.3 hereof.

Section 4.3 Sec Reports and Reports to Holders

Whether or not the Issuers are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers shall deliver to the Trustee and to each Holder, within 15 days after the Issuers are or would have been (if the Issuers were subject to such reporting obligations) required to file such with the SEC, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports on Forms 10-K or 10-Q if the Issuers were required to file such Forms, including in each case, a Management’s Discussion and Analysis of Financial Conditions and Results of Operations which would be so required, and including, with respect to annual information only, a report thereon by the Issuers’ certified independent public accountants as would be so required, and (ii) all information that would have been required to be contained in a filing with the SEC on Form 8-K, if the Issuers were required to file such reports. From and after the time the Issuers file a registration statement with the SEC with respect to the Notes, the Issuers shall file with the SEC the annual, quarterly and other reports which the Issuers are required to file with the SEC at such time as are required to be filed.

Section 4.4 Compliance Certificate

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuers and the Restricted Subsidiaries are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or proposes to take with respect thereto). Each of the Issuers shall provide the Trustee with timely written notice of any change in its fiscal year end, which is currently December 31.

(b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, within five Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.5 Taxes

The Issuers shall pay, and shall cause each of the Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the ability of the Issuers and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.

Section 4.6 Stay, Extension and Usury Laws

Each of the Issuers covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7 Limitation on Incurrence of Additional Indebtedness and Disqualified Equity Interests

Except as set forth in this Section 4.7, the Issuers shall not, and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any Indebtedness (including Disqualified Equity Interests and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the limitations of the immediately preceding paragraph of this Section 4.7, the Issuers and the Guarantors may incur, and the Issuers and Guarantors may permit Restricted Subsidiaries to incur, Indebtedness (including Disqualified Equity Interests and Acquired Indebtedness) if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness; and

(2) on the date of such incurrence (the “Incurrence Date”), the Issuers’ Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis (as set forth in the definition of Consolidated Coverage Ratio) to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”).

In addition, the foregoing limitations of this Section 4.7 shall not prohibit the Issuers’ incurrence of or the incurrence by any Guarantor or Restricted Subsidiary of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Permitted Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to the Maximum Credit Facility Amount, minus the amount of any such Indebtedness retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to Section 4.13 hereof.

Indebtedness (including Disqualified Equity Interests) of any Person which is outstanding at the time such Person becomes one of the Restricted Subsidiaries (including upon designation of any Person as a Restricted Subsidiary) or is merged with or into or consolidated with one of the Issuers or one of the Restricted Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of the Restricted Subsidiaries or is merged with or into or consolidated with one of the Issuers or one of the Restricted Subsidiaries as applicable.

Upon each incurrence of Indebtedness, (i) the Issuers may designate pursuant to which provision of this Section 4.7 such Indebtedness is being incurred, (ii) the Issuers may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.7, and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this Section 4.7, except that all Indebtedness under the Notes, the Guarantees and this Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

Section 4.8 Limitation on Liens

The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien of any kind, other than Permitted Liens upon any of its or their respective assets, including, without limitation, all real, tangible or intangible property (other than Excluded Assets) now owned or acquired on or after the date of this Indenture, or upon any income or profits therefrom, or convey any right to receive any income or profits therefrom.

Section 4.9 Limitation on Restricted Payments

The Issuers shall not, and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect on a pro forma basis to such Restricted Payment:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Issuers are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test in Section 4.7 hereof; or

(3) the aggregate amount of all Restricted Payments made by the Issuers and the Restricted Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date (excluding Restricted Payments permitted by clauses (a), (e), (f), (g) and (i) of the next succeeding paragraph), would exceed, without duplication, the sum of:

(A) 50% of the Issuers’ aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurs, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which the Issuers’ consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the SEC (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

(B) 100% of the aggregate Net Cash Proceeds received by the Issuers from the issue or sale of the Issuers’ Qualified Equity Interests, (other than (i) to one of the Restricted Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph or (iii) used as consideration to make a Permitted Investment pursuant to clause (h) of the definition of “Permitted Investment”), after the Issue Date, plus

(C) without duplication of any amounts included in clause (A) above, an amount equal to the sum of (i) 50% of (a) any dividends or distributions received by the Company or a Restricted Subsidiary from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company, minus (b) the aggregate cash distributions received by the Company from a Flow Through Entity that is not a Restricted Subsidiary that have been used to make a Permitted Tax Distribution attributable to a Flow Through Entity that is not a Restricted Subsidiary pursuant to clause (g)(iii) of the next succeeding paragraph plus (ii) to the extent not otherwise included in Consolidated Net Income of the Company, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the sale or liquidation of any Unrestricted Subsidiaries, plus (iii) to the extent that any Unrestricted Subsidiary of the Company is designated to be a Restricted Subsidiary, the fair market value of the Company’s Investment in such subsidiary on the date of such designation, plus

(D) without duplication of any amounts included in clause (B) above, 100% of the Net Cash Proceeds (or of the Net Cash Proceeds received upon the conversion of non-cash proceeds into cash) of any equity contributions (including the forgiveness of any Indebtedness other than Subordinated Indebtedness) received after the Issue Date by the Company from any holder (other than a Restricted Subsidiary) of the Company’s Equity Interests.

The preceding paragraph of this Section 4.9, however, shall not prohibit:

(a) (i) repurchases, redemptions, or other retirement or acquisition of Equity Interests of the Company or any Restricted Subsidiary from the Issuers’ employees, directors or managers (or their heirs or estates) or employees, directors or managers (or their heirs or estates) of the Restricted Subsidiaries or (ii) any dividend, distribution or other payment to OEDA to enable OEDA, PGC or PGP to repurchase, redeem, or otherwise retire or acquire Equity Interests of any of OEDA, PGC or PGP from any of their respective employees, directors or managers (or their heirs or estates) or employees, directors or managers (or their heirs or estates) of any of their respective subsidiaries, in the case of each of the preceding clauses (i) and (ii) upon the death, disability or termination of employment or pursuant to the terms of any subscription, stock option stockholder or other agreement or plan in effect on the Issue Date in an aggregate amount pursuant to this clause (a) to all such employees, directors or managers (or their heirs or estates) not to exceed $500,000 per fiscal year on and after the Issue Date, provided, that any amounts not used in a fiscal year may be carried forward to succeeding fiscal years until used;

(b) any dividend, distribution or other payments by any of the Restricted Subsidiaries on such Restricted Subsidiary’s Equity Interests that is paid pro rata to all holders of such Equity Interests;

(c) a Qualified Exchange;

(d) the payment of any dividend on Qualified Equity Interests within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the provisions of this Section 4.9;

(e) so long as no Default or Event of Default shall have occurred and be continuing, the payment of Management Amounts, provided, that in the case of the Incentive Fee, such Incentive Fee is permitted to be paid pursuant to Section 4.22 hereof;

(f) so long as no Default or Event of Default shall have occurred and be continuing, the payment of reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Managers of the Company and its Restricted Subsidiaries, indemnity provided on behalf of officers and employees of the Company and its Restricted Subsidiaries, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees to the Managers, officers or employees of the Company pursuant to, and in accordance with, agreements in effect on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof),

(g) with respect to each tax year or portion thereof that the Company qualifies as a Flow Through Entity and so long as no Default or Event of Default shall have occurred and be continuing, the payment of Permitted Tax Distributions (whether paid in such tax year or portion thereof, or any subsequent tax year); provided, that (i) prior to the first payment of Permitted Tax Distributions during any particular calendar year the Company provides an Officers’ Certificate and an Opinion of Counsel to the effect that the Company and each other Flow Through Entity in respect of which such distributions are being made qualify as Flow Through Entities for Federal income tax purposes and for the states in respect of which such distributions are being made for such tax year or portion thereof, (ii) at the time of such distribution, the most recent audited financial statements of the Company for periods including such tax year or portion thereof provided to the Trustee pursuant to Section 4.3 provide that the Company and each subsidiary of the Company in respect of which such distributions are being made was treated as a Flow Through Entity for the period of such financial statements, and (iii) in the case of the portion, if any, of any Permitted Tax Distribution that is proposed to be distributed for a particular taxable period or portion thereof, which portion of such Permitted Tax Distribution is attributable to a Flow Through Entity that is not a Restricted Subsidiary, such portion of such proposed Permitted Tax Distribution shall be limited to the excess of (a) the aggregate actual cash distributions received by the Company or a Restricted Subsidiary from all Flow Through Entities that are not Restricted Subsidiaries of the Company during the period commencing with the Issue Date and continuing to and including the last day of the period in respect of which such proposed Permitted Tax Distribution is being determined over (b) the aggregate amount of such cash distributions described in the immediately preceding clause (a) that (x) have already been taken into account for purposes of making a Permitted Tax Distribution previously made and which was attributable to a Flow Through Entity that was not a Restricted Subsidiary at the time such Permitted Tax Distribution was made or (y) the Company previously used to make a Restricted Payment permitted by clause (A) or (C) of clause (3) of the first paragraph of this Section 4.9 (treating such cash distributions described in this clause (b)(y) as used to make a Restricted Payment in any previous period only to the extent that in such period, the total amount of Restricted Payments actually made during such period exceeded the excess of (m) the total amount of Restricted Payments permitted to be made in such period over (n) the amount of such cash distributions described in the immediately preceding clause (a) that were actually received by the Company or a Restricted Subsidiary during such period or any prior period and that were not previously used to make a Permitted Tax Distribution or treated as used to make a Restricted Payment pursuant to this clause (b)(y));

(h) the declaration and payment of dividends and distributions to holders of Disqualified Equity Interests of the Company or any of the Restricted Subsidiaries issued or incurred in accordance with Section 4.7;

(i) the redemption and repurchase of any Equity Interests or Indebtedness of the Company or any of the Restricted Subsidiaries to the extent required by any Gaming Authority or Racing Authority; or

(j) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments not otherwise permitted pursuant to this Section 4.9 in an aggregate amount pursuant to this clause (j) not to exceed $2,500,000.

For purposes of this Section 4.9, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of the Managers of the Company, unless stated otherwise, at the time made or returned, as applicable. Additionally, within 5 days of the date of making any Restricted Payment pursuant to the first paragraph of this Section 4.9 in excess of (or series of related Restricted Payments to the same Person and its Affiliates in the aggregate in excess of) $1,000,000, the Issuers shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of this Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of this Indenture.

Section 4.10 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of the Restricted Subsidiaries to (i) pay dividends or make other distributions to or on behalf of, (ii) pay any obligation to or on behalf of, (iii) otherwise transfer assets or property to or on behalf of, or (iv) make or pay loans or advances to or on behalf of, the Issuers or any of the Restricted Subsidiaries, except:

(1) restrictions imposed by the Notes or this Indenture or by the Issuers’ other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by this Indenture and the Notes;

(2) restrictions imposed by applicable law;

(3) restrictions under agreements existing on the Issue Date, including with respect to Existing Indebtedness (as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof);

(4) restrictions under (i) any Acquired Indebtedness not incurred in violation of this Indenture or (ii) any agreement (including any Equity Interests) relating to any property, asset, or business acquired by the Issuers or any of the Restricted Subsidiaries, which restrictions, in each case, existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5) restrictions imposed by Indebtedness incurred under the Credit Agreement; provided, that such restrictions are no more restrictive in any material respect than those contained in this Indenture as in effect on the Issue Date, without giving effect to any amendment, supplement or modification thereof;

(6) restrictions with respect solely to any of the Restricted Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Restricted Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Restricted Subsidiary which are being sold;

(7) restrictions on transfer contained in Purchase Money Indebtedness not incurred in violation of this Indenture, provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness;

(8) customary restrictions on subletting, sublicensing or assignment and net worth provisions in any contract, lease or license entered into in the ordinary course of business;

(9) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by a holder of such Lien;

(11) restrictions in agreements governing Permitted Refinancing Indebtedness; provided, that such restrictions are not more restrictive in any material respect than those contained in the agreement governing the Indebtedness being so refinanced and do not apply to any other Person or assets than those that would have been covered by the restrictions contained in the agreement governing the Indebtedness being so refinanced; and

(12) restrictions under any amendment, modification, restatement, renewal, increase, supplement, refunding or replacement of any of the instruments or agreements referred to in clauses (1) through (11) above; provided, that such restrictions under any such amendment, modification, restatement, renewal, increase, supplement, refunding or replacement are no more restrictive in any material respect as determined by the Managers of the Company in their reasonable good faith judgment than those contained in the instrument or agreement being so amended, modified, restated, renewed, increased, supplemented, refunded or replaced.

Section 4.11 Limitation on Impairment of Security Interests

Except as permitted in this Indenture, the Intercreditor Agreement and the Collateral Agreements, the Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to take or omit to take any action that would have the result of materially adversely affecting or impairing the Lien on the Collateral in favor of the Trustee for the benefit of the Holders.

Section 4.12 Limitation on Transactions with Affiliates

The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, on or after the Issue Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), or any series of related Affiliate Transactions (in each case, other than Exempted Affiliate Transactions):

(1) unless it is determined by the Managers of the Company that the terms of such Affiliate Transaction(s) are fair and reasonable to the Issuers, and no less favorable to the Issuers than could have been obtained in an arm’s length transaction with a non-Affiliate,

(2) if involving consideration to either party of $1,000,000 or more, unless such Affiliate Transaction(s) has been approved by a majority of the Managers of the Company that are disinterested in such transaction or, if none, a disinterested representative appointed by the Managers of the Company for such purpose; and

(3) if involving consideration to either party of $5,000,000 or more (or if no Managers of the Company are disinterested in such transaction and if no disinterested representative is appointed by the Managers of the Company as described in clause (2) above) unless, in addition the Issuers, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to the Issuers from a financial point of view from an independent investment banking, accounting or appraisal firm of national reputation in the United States.

Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $5,000,000 or more, the Company shall deliver to the Trustee an Officers’ Certificate addressed to the Trustee certifying that such Affiliate Transaction(s) complied with clause (1), (2) and/or (3) of the previous paragraph, as applicable.

Section 4.13 Limitation on Sale of Assets and Restricted Subsidiary Equity Interests

(a) The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries to, make any Asset Sale unless (1) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and (2) the Managers of the Company determine in good faith that the Issuers will receive or such Restricted Subsidiary will receive, as applicable, consideration at the time of such Asset Sale at least equal to the fair market value of the property, assets or Equity Interests issued or sold or otherwise disposed of in such Asset Sale; provided, however, that the 75% limitation set forth in clause (1) above shall not apply to any proposed Asset Sale for which an independent certified accounting firm shall certify to the Managers of the Company and the Trustee that the after-tax cash portion of the consideration to be received by the Company or such Restricted Subsidiary in such proposed Asset Sale is equal to or greater than what the net after-tax cash proceeds would have been had such proposed Asset Sale complied with the 75% limitation set forth in clause (1) above. Solely for purposes of clause (1) of the preceding sentence, total consideration received means the total consideration received for such Asset Sale (or series of related Asset Sales) minus the amount of (i) any liabilities (other than liabilities that are by their terms subordinated to the Notes and the Guarantees) of the Company or any Restricted Subsidiary that are assumed by a transferee; provided, that the Issuers and the Restricted Subsidiaries are fully released from obligations in connection therewith, and (ii) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

(b) Within 360 days after receipt of any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds at its option:

(1) (i) to repay any Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale; or (ii) to retire and permanently reduce Indebtedness incurred under the Credit Agreement; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

(2) (i) to make an investment or capital expenditure in, or otherwise acquire, (A) assets or properties that replace the assets or properties that were the subject of such Asset Sale, or (B) assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Restricted Subsidiary which is a Guarantor in a Related Business) which are used or useful in a Related Business, or (ii) to acquire (A) all or substantially all of the assets of any Person engaged in a Related Business or (B) a majority of the Voting Equity Interests of a Person engaged in a Related Business that becomes a Restricted Subsidiary; provided, in each case, that such investment, capital expenditure or acquisition is made in compliance with the other provisions of this Indenture, including Section 4.9; or

(3) any combination of the foregoing clauses (1) and (2).

All Net Cash Proceeds from an Event of Loss shall be used as follows: (i) first, the Company shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets and (ii) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (i), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (1), (2) or (3).

(c) The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clauses (1), (2) and (3) of Section 4.13(b) within the 360 day period referenced therein and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (i) and (ii) of the second paragraph of Section 4.13(b) within the 360 day period referenced therein shall constitute “Excess Proceeds.” Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise temporarily invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(d) When the Excess Proceeds equal or exceed $10,000,000 (the “Asset Sale Offer Trigger Date”), the Issuers shall offer to repurchase the Notes and any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), not later than 30 days following the applicable Asset Sale Offer Trigger Date, the maximum principal amount of Notes and such other pari passu Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) that may be purchased out of the Excess Proceeds (the “Asset Sale Offer”) on a pro rata basis in proportion to the respective principal amounts of the Notes and such other pari passu Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for at least 20 Business Days following its commencement (the “Asset Sale Offer Period”). Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000.

(e) Upon expiration of the Asset Sale Offer Period, the Issuers shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) plus an amount equal to accrued and unpaid Interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions of Section 4.13(d) and the terms of the Asset Sale Offer (on a pro rata basis if the Excess Proceeds are insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid Interest and Liquidated Damages, if any, to the day of payment). The principal amount of Notes and such other pari passu Indebtedness to be purchased pursuant to an Asset Sale Offer may be reduced by the principal amount of Notes and such other pari passu Indebtedness, respectively, acquired by the Issuers through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered or to be purchased pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this Section 4.13, the Excess Proceeds amount shall be reset to zero.

Following expiration of the Asset Sale Offer Period, the Issuers will deliver to the Trustee the Notes (if in certificated form) so accepted in the Asset Sale Offer together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuers. The Trustee promptly will authenticate and deliver to Holders a new Note (if in certificated form) or, if the Notes are in Global Form, will promptly adjust the principal amount of the relevant Global Note(s) in accordance with Section 2.6(h) hereof equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes (if in certificated form) not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Asset Sale Offer on or as soon as practicable after the expiration of the Asset Sale Offer.

Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Issuers’ compliance or the compliance of any of the Restricted Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuers’ obligations under this Section 4.13.

If the payment date in connection with an Asset Sale Offer hereunder is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid Interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Section 4.14 Repurchase of Notes at the Option of the Holder from Excess Cash Flow

(a) Not later than 60 days after each Operating Six Months of the Company, beginning with the first Operating Six Months after the Casino becomes Operating, the Company will make an offer to all Holders (the “InitialExcess Cash Flow Offer”) to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with an amount equal to the sum (such sum, the “Excess Cash Flow Offer Amount”) of (i) 50% of the Company’s Excess Cash Flow in respect of the Operating Six Months then ended (less all transaction costs and expenses incurred by the Issuers in connection with such Excess Cash Flow Offer) (the “Applicable Excess Cash Flow Amount”) and (ii) the then available Excess Cash Flow Balance (as defined below), at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for the closing of the Excess Cash Flow Offer (the “Excess Cash Flow Purchase Price”), in accordance with the Indenture. Notwithstanding the foregoing, the Company will not be required to make an Initial Excess Cash Flow Offer to purchase Notes pursuant to this covenant if the then available Excess Cash Flow Offer Amount is less than $2,500,000; provided, that in such event any Applicable Excess Cash Flow Offer Amount (if positive) will be added to the Excess Cash Flow Offer Amount for each subsequent Operating Six Months until an Initial Excess Cash Flow Offer is made.

(b) If the aggregate principal amount of Notes tendered pursuant to any Initial Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount with respect thereto, Notes purchased pursuant to such Initial Excess Cash Flow Offer shall be purchased (i) first, from the Applicable Excess Cash Flow Amount and (ii) second, if such Applicable Excess Cash Flow Amount is not sufficient to purchase all Notes tendered in such Initial Excess Cash Flow Offer, from the then available Excess Cash Flow Balance.

(c) If the aggregate principal amount of Notes tendered pursuant to any Initial Excess Cash Flow Offer is less than the Applicable Excess Cash Flow Amount with respect thereto (such difference, the “Unapplied Excess Cash Flow Amount”), the Company shall as soon as practicable following the expiration of such Initial Excess Cash Flow Offer deposit into an account (the “Excess Cash Flow Account”) an amount equal to the lesser of (i) the Unapplied Excess Cash Flow Amount with respect to such Initial Excess Cash Flow Offer and (ii) the difference between $10,000,000 and the then available Excess Cash Flow Balance (as defined below) immediately preceding such deposit. The balance at any particular time in the Excess Cash Flow Account is referred to herein as the “Excess Cash Flow Balance.”

(d) The Company shall make a public announcement of the results of each Initial Excess Cash Flow Offer, including the then available Excess Cash Flow Balance taking into account any use of such funds to purchase Notes in such Initial Excess Cash Flow Offer, as soon as practicable after the expiration of such Initial Excess Cash Flow Offer.

(e) For 45 days following the expiration date with respect to each Initial Excess Cash Flow Offer, each Holder shall have the right, at such Holder’s option, to request (by providing written notice to the Trustee) that the Company make an offer to all Holders (the “Subsequent Excess Cash Flow Offer”) to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 that may be purchased with then available Excess Cash Flow Balance (if any) (less all transaction costs and expenses incurred by the Issuers in connection with such Excess Cash Flow Offer) at the Excess Cash Flow Offer Price. No later than 30 days following the receipt of such a request, the Company shall make a Subsequent Excess Cash Flow Offer in accordance with this covenant. Each Initial Excess Cash Flow Offer and each Subsequent Excess Cash Flow Offer are referred to herein, collectively, as an “Excess Cash Flow Offer.” Notwithstanding the foregoing, the Company will not be required to make a Subsequent Excess Cash Flow Offer to purchase Notes pursuant to this covenant if the then available Excess Cash Flow Balance is less than $2,500,000.

(f) If the aggregate principal amount of Notes tendered pursuant to any Excess Cash Flow Offer exceeds, in the case of an Initial Excess Cash Flow Offer, the Excess Cash Flow Offer Amount or, in the case of a Subsequent Excess Cash Flow Offer, the then available Excess Cash Flow Balance, the Trustee will select the Notes to be repurchased in the manner described in Section 3.2

(g) Each Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. Upon the expiration of that period, the Company will apply the Excess Cash Flow Offer Amount, in the case of an Initial Excess Cash Flow Offer, or Excess Cash Flow Balance, in the case of a Subsequent Excess Cash Flow Offer, to the purchase of all Notes tendered at the Excess Cash Flow Offer Purchase Price. Following expiration of the Excess Cash Flow Offer, the Issuers will deliver to the Trustee the Notes (if in certificated form) so accepted in the Excess Cash Flow Offer together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuers. The Trustee promptly will authenticate and deliver to Holders a new Note (if in certificated form) or, if the Notes are in Global Form, will promptly adjust the principal amount of the relevant Global Note(s) in accordance with Section 2.6(h) hereof equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes (if in certificated form) not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Excess Cash Flow Offer on or as soon as practicable after the expiration of the Excess Cash Flow Offer.

Any Excess Cash Flow Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 4.14.

(h) Notwithstanding anything to the contrary set forth in this Section 4.14, the Company shall not be required (i) to make any Subsequent Excess Cash Flow Offer pursuant to this covenant if the Company does not reasonably believe (taking into account all applicable notice periods in this covenant) that it can consummate such Subsequent Excess Cash Flow Offer prior to the first day of the next Operating Six Months period, or (ii) to make an Initial Excess Cash Flow Offer pursuant to this covenant if, on the first day of the applicable Operating Six Months period with respect to which such Initial Excess Cash Flow Offer is to be made, the immediately preceding Initial Excess Cash Flow Offer or Subsequent Excess Cash Flow Offer is still outstanding and has not yet been consummated; provided, that, in the case of an Initial Excess Cash Flow Offer, any amount of Excess Cash Flow Offer Amount with respect to such Operating Six Months period will be added to the Excess Cash Flow Offer Amount for each subsequent Operating Six Months period until an Initial Excess Cash Flow Offer is made.

Section 4.15 Repurchase of Notes at the Option of the Holder Upon a Change of Control

In the event that a Change of Control has occurred, each Holder will have the right, at such Holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the Issuers (the “Change of Control Offer”), to require the Issuers to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no earlier than 30 days and no later than 45 days after the date on which notice of a Change of Control Offer is mailed to the Holders (or such other time period as may be required by applicable law), at a cash price equal to 101% of the principal amount thereof (the

“Change of Control Purchase Price”), together with accrued and unpaid Interest and Liquidated Damages, if any, to the Change of Control Purchase Date. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third Business Day prior to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for at least 20 Business Days following its commencement (the “Change of Control Offer Period”). Upon expiration of the Change of Control Offer Period, the Issuers promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

On or before the Change of Control Purchase Date, the Issuers will:

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid Interest and Liquidated Damages, if any, to the Change of Control Purchase Date) of all Notes so tendered; and

(3) deliver to the Trustee the Notes (if in certificated form) so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuers.

The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid Interest and Liquidated Damages, if any, to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such Holders a new Note (if in certificated form) or, if the Notes are in Global Form, will promptly adjust the principal amount of the relevant Global Note(s) in accordance with Section 2.6(h) hereof equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes (if in certificated form) not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under this Section 4.15.

If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid Interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.16 Subsidiary Guarantors

All of the Issuers’ present and future Restricted Subsidiaries (other than Foreign Subsidiaries) jointly and severally shall guarantee all principal, premium, if any, Interest and Liquidated Damages, if any, on the Notes on a senior secured basis.

Section 4.17 Limitation on Status as Investment Company

The Issuers, the Guarantors and the Restricted Subsidiaries shall be prohibited from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)), or from otherwise becoming subject to regulation under the Investment Company Act.

Section 4.18 Maintenance of Properties and Insurance

The Issuers and the Guarantors shall cause all material properties used or useful to the conduct of their business and the business of each of the Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) in all material respects and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.18 shall prevent the Issuers, any Guarantor or any Restricted Subsidiary from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a) in the judgment of the Managers of each of the Issuers, desirable in the conduct of the business of such entity and (b) not otherwise prohibited by the Indenture or the Collateral Agreements.

The Issuers and Guarantors shall provide, or cause to be provided, for themselves and each of the Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Managers of each of the Issuers is adequate and appropriate for the conduct of the business of the Issuers, the Guarantors and such Restricted Subsidiaries.

Section 4.19 Corporate Existence

Subject to Article V hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their limited liability company and corporate existence, as applicable, and the corporate, partnership or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and each of the Restricted

Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Restricted Subsidiaries, if the Company’s Managers shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and each of the Restricted Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the ability of the Issuers and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.

Section 4.20 Limitation on Lines of Business

The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit the Restricted Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Managers of the Company, is a Related Business.

Section 4.21 Restrictions on Activities of Capital

Capital shall not hold any material assets, become liable for any obligations or engage in any business activities; provided, that Capital must be a co-obligor of the Notes (including any Additional Notes incurred pursuant to Section 4.7) pursuant to the terms of this Indenture and may engage in any activities directly related or necessary in connection therewith.

Section 4.22 Restrictions on Payment of Management Fees

The Issuers and the Guarantors shall not, and neither the Issuers nor the Guarantors shall permit any of the Restricted Subsidiaries, to directly or indirectly, pay to PGP, PGC, OEDA or any of their Affiliates any Incentive Fees if:

(1) a Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such payment; or

(2) the Issuers’ Consolidated Coverage Ratio for the Reference Period preceding the date on which such Management Fees are proposed to be paid would have been less than 2.0 to 1.0, calculated on a pro forma basis; provided, that in calculating the Consolidated Coverage Ratio for purposes of this Section 4.22, there shall be deducted in calculating Consolidated EBITDA the amount of any Management Fees (including any Management Fees deferred from a prior period) to the extent paid in cash.

Any Incentive Fees not permitted to be paid pursuant to this Section 4.22 will be deferred and will accrue and may be paid only at such time that they would otherwise be permitted to be paid under this Indenture.

Section 4.23 Entity Classification

The Company is classified as a Flow Through Entity and will not take, or fail to take, any action which would result in the Company no longer being classified as a Flow Through Entity except (i) pursuant to a Permitted C-Corp Conversion or (ii) any transaction permitted under Section 5.1 hereof.

Section 4.24 Limitation on Use of Proceeds

The Company shall, on the Issue Date, deposit approximately $62,400,000 into the Construction Disbursement Account, approximately $23,700,000 into the Interest Reserve Account and approximately $5,000,000 into the Completion Reserve Account. Funds in the Interest Reserve Account shall be used only to pay the first three Fixed Interest payments on the Notes. The funds in the Construction Disbursement Account, the Interest Reserve Account and the Completion Reserve Account may be invested only in Cash Equivalents. All funds in the Construction Disbursement Account, the Interest Reserve Account and the Completion Reserve Account shall be disbursed only in accordance with the Cash Collateral and Disbursement Agreement.

Section 4.25 Gaming Licenses and Certain Permits

The Issuers shall, and the Guarantors shall, and the Issuers and the Guarantors shall cause the Restricted Subsidiaries to, use their commercially reasonable efforts to obtain and maintain in full force and effect at all times all Gaming Licenses, all Racing Licenses and all other Permits from or with any Gaming Authority, Racing Authority or other governmental authority that are necessary for the design, development, construction, equipping and operation of the Racino or any of the Issuers’ and the Restricted Subsidiaries’ other operations; provided, that if in the course of the exercise of its governmental or regulatory functions the applicable Gaming Authority or Racing Authority is required to suspend or revoke any Gaming License, Racing License or other Permit or close or suspend any operation of any part of the Racino or any of the Issuers’ and the Restricted Subsidiaries’ other operations as a result of any noncompliance therewith or with law, the Company shall use its commercially reasonable efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Racino or such other operations, as the case may be, shall be opened and fully operating as promptly as practicable.

Section 4.26 Rule 144A Information

The Issuers shall, and the Guarantors shall, furnish to the Holders or beneficial holders of Notes, upon their request, and to prospective purchasers thereof designated by such Holders or beneficial holders of Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A.

ARTICLE V

SUCCESSORS

Section 5.1 Merger, Consolidation or Sale of Assets

Neither Issuer shall consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless:

(1) either (a) the Company is the surviving Person or (b) the resulting, surviving or transferee Person is a Person, (provided, that at least one of the Issuers of the Notes is a corporation) organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the Issuers’ Obligations in connection with the Notes, this Indenture, the Collateral Agreements and the Construction Documents;

(2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3) unless such transaction is solely the merger of such Issuer and one of its Wholly Owned Restricted Subsidiaries, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to the Consolidated Net Worth of the Issuers immediately prior to such transaction;

(4) unless such transaction is solely the merger of such Issuer and one of its Wholly Owned Restricted Subsidiaries, immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio test set forth in Section 4.7 hereof; and

(5) each Guarantor shall have, if required by the terms of this Indenture or the Collateral Agreements, confirmed in writing that its Guarantee shall apply to the Obligations of the Issuers or the resulting, surviving or transferee Person in accordance with the Notes, this Indenture and the Collateral Agreements.

Section 5.2 Successor Corporation Substituted

In the event of any transaction (other than a lease or transfer of less than all of the Issuers’ assets) in accordance with Section 5.1 hereof, in which the Company is not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as the Company, and the Trustee may require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all Collateral for the benefit of the Holders.

For purposes of this Article V, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of the Restricted Subsidiaries, the Issuers’ interest in which constitutes all or substantially all of the Issuers’ properties and assets, shall be deemed to be the transfer of all or substantially all of the Issuers’ properties and assets.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default

“Event of Default,” wherever used herein, means any one of the following events:

(a) the failure of the Issuers to pay any installment of Interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(b) the failure of the Issuers to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price, the Excess Cash Flow Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer, an Excess Cash Flow Offer or Asset Sale Offer as applicable;

(c) the failure of the Issuers or the failure by any of the Restricted Subsidiaries to comply with the requirement to make the Asset Sale Offer, Excess Cash Flow Offer or Change of Control Offer as described under Sections 4.13, 4.14 and 4.15, respectively, or to comply with Section 5.1;

(d) the failure of the Issuers or the failure by any of the Restricted Subsidiaries to observe or perform any other covenant, condition or agreement contained in the Notes or this Indenture and the continuance of such failure for a period of 60 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(e) an event of default occurs (after giving effect to any waivers, amendments, applicable grace periods, applicable notice periods or any extension of any maturity date) under the Indebtedness of the Issuers or the Indebtedness of any of the Guarantors or the Restricted Subsidiaries with an aggregate amount outstanding in excess of $5,000,000 (i) resulting from the failure to pay principal of or interest on such Indebtedness; or (ii) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(f) failure by the Issuers or any Restricted Subsidiary to pay final judgments not covered by insurance aggregating in excess of $5,000,000, at any one time rendered against the Issuers or any of the Restricted Subsidiaries which judgments are not stayed, bonded or discharged within 60 days after their entry;

(g) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect or shall be held in any judicial proceeding to be unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and this Indenture) or any Guarantor which is a Significant Subsidiary denies or disaffirms its Obligations under its Guarantee or the Collateral Agreements (in each case, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture);

(h) (i) any event of default occurs under the Collateral Agreements (after giving effect to any applicable grace periods, applicable notice periods, waivers or amendments) or (ii) the failure of the Issuers or the failure of any of the Restricted Subsidiaries to comply with any material agreement or covenant in, or material provision of, any of the Collateral Agreements, or any breach in any material respect of any material representation or warranty made by the Issuers or any of the Restricted Subsidiaries in any Collateral Agreement, and the continuance of such failure or breach for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(i) the Casino or the Racino is not Operating by the applicable Operating Deadline;

(j) any of the Collateral Agreements ceases to be in full force and effect or any of the Collateral Agreements ceases to give the Trustee (or, in the case of a mortgage, ceases to give the Trustee or any other trustee under such mortgage) any of the Liens, rights, powers or privileges purported to be created thereby, or any of the Collateral Agreements is declared null and void or either of the Issuers or any Guarantor denies that it has any further liability under any Collateral Agreement to which it is a party or gives notice of such effect (in each case other than by reason of the termination of this Indenture or any such Collateral Agreement in accordance with its terms or the release of any Guarantor in accordance with this Indenture) and the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(k) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of either of the Issuers, any of the Guarantors, or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either of the Issuers, any of the Guarantors or any Significant Subsidiary or for all or substantially all of the property and assets of either of the Issuers, any of the Guarantors or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of either of the Issuers, any of the Guarantors or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(l) either of the Issuers, any of the Guarantors or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of either of the Issuers, any of the Guarantors or any Significant Subsidiary or for all or substantially all of the property and assets of the either of Issuers, any of the Guarantors or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

Section 6.2 Acceleration

(a) Subject to the terms of the Intercreditor Agreement, if an Event of Default (other than an Event of Default specified in clause (k) or (l) of Section 6.1 that occurs with respect to the Issuers, any of the Guarantors or any of their Significant Subsidiaries) occurs and is continuing under this Indenture, then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Issuers (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued Interest (and Liquidated Damages, if any) on the Notes to be due and payable immediately. Upon a declaration of acceleration, such principal of, premium, if any, and accrued Interest (and Liquidated Damages, if any) shall be immediately due and payable. If an Event of Default specified in clause (k) or (l) of Section 6.1, relating to the Issuers, any of the Guarantors or any of their Significant Subsidiaries occurs, all principal and accrued Interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders.

Subject to all provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

(b) At any time after such a declaration of acceleration being made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article VI, the Holders of not less than a majority in aggregate principal amount of then outstanding Notes, by written notice to the Issuers and the Trustee, may (i) waive such existing Default or Event of Default and its consequences under this Indenture and/or (ii) rescind, on behalf of all Holders, any such declaration of acceleration and its consequences if:

(1) the Issuers have paid or deposited with the Trustee cash sufficient to pay: (a) all overdue Interest and Liquidated Damages, if any, on all Notes; (b) the principal of (and premium, if any, applicable to) any Notes which would become due other than by reason of such declaration of acceleration, and interest thereon at the rate borne by the Notes; (c) to the extent that payment of such interest is lawful, interest upon overdue Interest at the rate borne by the Notes; and (d) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and all other amounts due the Trustee under Section 7.7 hereof; and

(2) all Events of Default, other than the non-payment of the principal of, premium, if any, and Interest (and Liquidated Damages, if any) on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.4 hereof.

(c) Notwithstanding clause (b)(2) of this Section 6.2, no waiver shall be effective against any Holder for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby, unless all such affected Holders agree, in writing, to waive such Event of Default or other event. No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

Section 6.3 Other Remedies

If an Event of Default occurs and is continuing, subject to the terms of the Intercreditor Agreement, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, Liquidated Damages, if any, and Interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults

Subject to Section 6.7 hereof, the Holders of a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee, may, on behalf of all Holders, (a) waive any existing or past Default or Event of Default hereunder and its consequences under this Indenture, except (i) a Default in the payment of principal of, premium, if any, Liquidated Damages, if any, or Interest on any Note not yet cured as specified in clauses (a) and (b) of Section 6.1 hereof or (ii) in respect of a covenant or provision hereof which, under Article IX, cannot be modified or amended without the consent of the Holder of each outstanding Note affected, unless all such affected Holders agree, in writing, to waive such default and/or (b) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default (other than the non-payment of the principal of, premium (if any) and interest and Liquidated Damages, if any, on the Notes which have become due solely by such acceleration) have been cured or waived.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right arising therefrom.

Section 6.5 Control by Majority

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders not joining in the giving of such direction or that may involve the Trustee in personal liability and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 6.6 Limitation on Suits

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, except as permitted by Section 9.2 hereof, the right of any Holder to receive payment of the principal of, premium and Liquidated Damages, if any, and Interest on a Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase) or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8 Collection Suit by Trustee

If an Event of Default specified in Section 6.1(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and Liquidated Damages, if any, and Interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9 Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and may be a member of the creditor’s committee.

Section 6.10 Priorities

Subject to the terms of the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection (including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel);

Second: to Holders for amounts due and unpaid on the Notes for principal and Liquidated Damages, if any, and Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Liquidated Damages, if any, and Interest, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under the Notes or this Indenture; and

Fourth: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1 Duties of Trustee

(a) If an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of its own affairs.

(b) Except during the continuance of an Event of Default of which the Trustee has knowledge:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.1 and 7.2 hereof.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) Upon request from the Issuers, the Trustee is hereby authorized to and shall enter into the Intercreditor Agreement in connection with the Credit Agreement or any amendment, restatement, supplement, renewal, replacement or other modification thereof, entered into in accordance with the terms of this Indenture, including Section 4.7 hereof.

(g) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2 Rights of Trustee

(a) In connection with the Trustee’s rights and duties under this Indenture, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting under this Indenture, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Except with respect to Section 4.1 hereof, the Trustee shall have no duty to inquire as to the performance of the Issuers’ covenants in Article IV hereof. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.1(a), 6.1(b) and 4.1 hereof or (ii) any Default or Event of Default of which the Trustee shall have received written notification in the manner set forth in this Indenture or an officer in the corporate trust administration of the Trustee shall have obtained actual knowledge. Delivery of reports, information and documents to the Trustee under Section 4.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of their covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit.

Section 7.3 Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.4 Trustee’s Disclaimer

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.5 Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders a notice in the manner and to the extent provided by Section 313(c) of the TIA of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, Liquidated Damages, if any, or Interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6 Reports by Trustee to Holders of the Notes

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

To the extent requested by the Company and at the Company’s expense, the Trustee will provide any Gaming Authority with:

(a) copies of all notices, reports and other written communications that the Trustee gives to the Holders;

(b) a list of all of the Holders promptly after the original issuance of the Notes and periodically thereafter if the Company so directs;

(c) notice of any Default or Event of Default under this Indenture, any acceleration of the Indebtedness evidenced by the Notes, or the institution of any legal actions or proceedings before any court or governmental authority in respect of a Default or Event of Default;

(d) notice of the removal or resignation of the Trustee within five Business Days of the effectiveness thereof;

(e) notice of any transfer or assignment of rights under this Indenture known to the Trustee within five Business Days of the effectiveness thereof;

(f) a copy of any amendment to the Notes or this Indenture within five Business Days of the effectiveness thereof; and

(g) such other information and documentation that may be requested by any Gaming Authority or as otherwise required by applicable law.

Section 7.7 Compensation and Indemnity

The Issuers shall pay to the Trustee from time to time reasonable compensation as shall be agreed to in writing by the Issuers and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel, except such disbursements and expenses as may be attributable to its negligence or bad faith.

The Issuers shall indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except, in each case, to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall cooperate in the defense. In the event that a conflict of interest or conflicting defenses would arise in connection with the representation of the Issuers and the Trustee by the same counsel, the Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers under this Section 7.7 shall survive the satisfaction and discharge of this Indenture.

To secure the Issuers’ payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.1(l) or 6.1(m) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.8 Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8 and upon the Issuers’ receipt of notice from the successor Trustee of such appointment.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification

There shall at all times be a Trustee hereunder that is a corporation or trust company (or a member of a bank holding company) organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or the bank holding company of which it is a member has) a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Issuers

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance

The Issuers may, at the option of their Managers evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes and Guarantees upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance and Discharge

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, each of the Issuers and the Guarantors, as applicable, shall, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and Guarantees, as applicable, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged all amounts owed under the outstanding Notes and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.2 below, and to have satisfied all its other obligations under such Notes, such Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same, including instruments releasing the Collateral as security for the Notes and the Guarantees), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in Section 8.4, payments in respect of the principal of, premium, if any, and Interest and Liquidated Damages, if any, on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.10, 4.2, 4.6, 4.17, 4.19, 8.5, 8.6 and 8.7 hereof, and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith. Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

Section 8.3 Covenant Defeasance

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, the Issuers and the Guarantors shall be released from their respective obligations under Sections 4.3, 4.4, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25 and 4.26 and Article V hereof on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and the Guarantees shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, (x) Sections 6.1(c) through 6.1(j) hereof shall not constitute Events of Default to the extent such events occur thereafter and (y) Sections 6.1(k) and 6.1(l) hereof shall not constitute an Event of Default to the extent they occur after the 91st day following the occurrence of the Issuers’ exercise of Covenant Defeasance; provided, however that for all other purposes as set forth herein, such Covenant Defeasance provisions shall be effective.

Section 8.4 Conditions to Legal or Covenant Defeasance

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

(a) in the case of an election under Section 8.2 or 8.3 hereof, the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States legal tender, U.S. Government Obligations, or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and Liquidated Damages, if any, and Interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be (and the Issuers must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders, a valid, perfected exclusive security interest in such trust;

(b) in the case of an election under Section 8.2 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee from United States legal counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.3 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee from United States legal counsel confirming that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) in the case of an election under Section 8.2 or 8.3 hereof, (x) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and (y) no Event of Default specified in Section 6.1(k) or (l) hereof shall have occurred at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that this condition to Legal Defeasance or Covenant Defeasance may not be satisfied until such 91st calendar day after the date of deposit);

(e) in the case of an election under Section 8.2 or 8.3 hereof, the Legal Defeasance or Covenant Defeasance, as applicable, may not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture) to which the Issuers, any of the Guarantors or any of the Restricted Subsidiaries is a party or by which the Issuers or any of the Restricted Subsidiaries are bound;

(f) in the case of an election under Section 8.2 or 8.3 hereof, the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent to hinder, delay or defraud any other of the Issuers’ creditors;

(g) in the case of an election under Section 8.2 or 8.3 hereof, the Issuers must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of the conditions in clauses (a) through (f) above, and an Opinion of Counsel, confirming the satisfaction of the conditions in clauses (a) (with respect to the validity and perfection of the security interest) (b), (c) and (e).

Legal Defeasance and Covenant Defeasance shall be deemed to occur on the date all of the applicable conditions set forth in this Section 8.4 are satisfied.

Section 8.5 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions

Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and Interest (and Liquidated Damages, if any), but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a firm of independent public accountants nationally recognized in the United States expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6 Repayment to Issuers

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, Liquidated Damages, if any, or Interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, Liquidated Damages, if any, or Interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.7 Reinstatement

If the Trustee or Paying Agent is unable to apply any United States legal tender or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order directing the repayment of the deposited money to the Issuers or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money with the Trustee or Paying Agent or otherwise requires the payment of the money so deposited to the Issuers or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) the Issuers’ and the Guarantors’ obligations under this Indenture, the Notes and the Collateral Agreements shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.3 or 8.4 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.3 or 8.4 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, Liquidated Damages, if any, or Interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8 Satisfaction and Discharge

The Issuers may terminate their obligations and the obligations of the Guarantors under this Indenture, the Notes, the Guarantees and the Collateral Agreements (except as described below) (whereupon the Issuers may obtain the release of the Collateral as security for the Notes and the Guarantees) when:

(1) either:

(a) all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or a Guarantor or discharged from such trust) have been delivered to the Trustee for cancellation, or

(b) (i) all Notes have been called for redemption pursuant to the provisions of Section 3.7 herein by mailing to Holders a notice of redemption or all Notes otherwise have become due and payable;

(ii) the Issuers have irrevocably deposited or caused to be irrevocably deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and Interest and Liquidated Damages, if any, on the Notes to the date of redemption or maturity, as the case may be, together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(iv) such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers, any of the Guarantors or any of the Restricted Subsidiaries are a party or by which the Issuers, any of the Guarantors or any of the Restricted Subsidiaries are bound; and

(2) each of the Issuers and the Guarantors has paid all other sums payable by it under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Collateral Agreements, and

(3) the Issuers shall have delivered to the Trustee an Officers Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (1) and (2) above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1 Without Consent of Holders of Notes

Notwithstanding Section 9.2 hereof, the Issuers, the Guarantors and the Trustee may amend, modify or supplement this Indenture, the Notes, or the Guarantees, without the consent of any Holder:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuers’ or the Guarantors’ obligations to the Holders in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets in accordance with this Indenture and the Collateral Agreements;

(d) to evidence the release any Guarantor permitted to be released under the terms of the Indenture and the Collateral Agreements or to evidence the addition of any new Guarantor;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights hereunder of any Holder under the Indenture, the Notes, the Guarantees, the Registration Rights Agreement, the Collateral Agreements or the Intercreditor Agreement;

(f) to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of this Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein;

(g) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(h) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(i) to comply with applicable Gaming Laws and Racing Laws; or

(j) to enter into additional or supplemental Collateral Agreements.

Upon the request of the Issuers accompanied by a resolution of each of their Managers authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuers in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2 With Consent of Holders of Notes

Except as expressly stated otherwise in this Section 9.2, and subject to Sections 6.4 and 6.7 hereof, the Issuers, the Guarantors and the Trustee may amend, supplement or otherwise modify this Indenture, the Notes and the Guarantees, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or Interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Subject to Sections 6.4 and 6.7 hereof, and except as stated otherwise in this Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuers or any Restricted Subsidiary with any provision of this Indenture or the Notes.

It being understood that, except as expressly stated otherwise in the following paragraph, Sections 4.13, 4.14 and 4.15 hereof may be amended, waived or modified in accordance with the first two paragraphs of this Section 9.2.

Without the consent of each Holder affected, an amendment, supplement, modification or waiver may not with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement, modification or waiver;

(2) change the Stated Maturity on any Note;

(3) reduce the principal of, or any premium (including redemption premium but not including any redemption premium relating to Sections 4.13, 4.14 and 4.15 except as prohibited by paragraph (6) below) on, any Note;

(4) reduce the rate of or change the time for payment of interest (or Liquidated Damages, if any), including default interest, on any Note;

(5) waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(6) reduce the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred or reduce the Excess Cash Flow Purchase Price after the Company becomes obligated to make the Excess Cash Flow Offer;

(7) change the coin or currency in which, the principal of, or premium, if any, Interest or Liquidated Damages, if any, on any Note is payable;

(8) impair the right to institute suit for the enforcement of payment of the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note on or after the Stated Maturity (or on or after the Redemption Date);

(9) make any change in the provisions of this Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes;

(10) modify or change any provision of this Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders;

(11) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Collateral Agreements or this Indenture other than in compliance with this Indenture and the Collateral Agreements; or

(12) make any changes in the foregoing amendment, supplement and waiver provisions.

In connection with any amendment, supplement, modification or waiver under this Article IX, the Issuers may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder’s consent to such amendment, supplement, modification or waiver.

Upon the request of the Issuers accompanied by a resolution of each of their Managers authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuers in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement, modification or waiver under this Section 9.2 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.3 Compliance with Trust Indenture Act

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.4 Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective (as determined by the Issuers and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective (as determined by the Issuers and which may be prior to any such amendment, supplement or waiver becoming operative).

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Issuers notwithstanding the provisions of the TIA. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of paragraphs (1) through (12) of Section 9.2 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal and premium of and Interest (and Liquidated Damages, if any) on a Note, on or after the respective dates set for such amounts to become due and payable expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates.

Section 9.5 Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6 Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights,

duties, liabilities or immunities of the Trustee. If such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign it. The Issuers may not sign an amendment or supplemental indenture until their respective Managers approve it. In executing any amendment or supplemental Indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE X

COLLATERAL AND SECURITY AND GUARANTY

Section 10.1 Collateral Agreements; Security Interests.

(a) The due and punctual payment of the principal and premium, if any, of, and Interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and performance of all other Obligations under this Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement, shall be secured as provided in the Collateral Agreements.

(b) After the Issue Date, the Issuers shall, and shall cause each of the Restricted Subsidiaries to, use commercially reasonable efforts (which will be deemed not to include any obligation to pay money to any third parties other than filing fees, reasonable fees and expenses of the third party or other de minimis payments) to grant a perfected security interest in all of the Issuers’ and the Restricted Subsidiaries’ assets, including assets acquired after the Issue Date in accordance with the Collateral Agreements, but in any event excluding the Excluded Assets.

(c) Notwithstanding any provision in this Indenture or the Collateral Agreements to the contrary, in the event that the Issuers or any of the Restricted Subsidiaries grant a Lien on any of the Issuers’ or any of the Restricted Subsidiaries’ assets in connection with the Credit Agreement, the Issuers will be required to, and will be required to cause the Restricted Subsidiaries to, secure the Notes with a Lien on such assets (other than Excluded Assets) that is subordinated to the obligations under the Credit Agreement in accordance with the Intercreditor Agreement, except in circumstances where the Trustee cannot perfect such a Lien by means other than a Lien filing.

(d) The Issuers shall, and shall cause each of the Restricted Subsidiaries to, do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein and therein expressed, including (1) using all commercially reasonable efforts to obtain customary consents and waivers from landlords of premises where any of the Collateral is located, and (2) taking all commercially reasonable efforts to grant a perfected Lien on all real property owned by the Issuers and the Restricted Subsidiaries and to provide customary title insurance for the benefit of the Trustee with respect thereto; including, without limitation, commercially reasonable efforts to cause the removal of record of all existing monetary encumbrances such that the Collateral Agreements shall constitute a first priority Lien on all such real property. The Issuers shall, and shall cause each of the Restricted Subsidiaries to, take, upon request of the Trustee, any and all actions required to cause the Collateral Agreements to create and maintain, as security for the Obligations under this Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement, valid and enforceable, perfected (except as expressly provided herein or therein) Liens in and on all the Collateral, in favor of the Trustee, superior to and prior to the rights of all third Persons (other than holders of Purchase Money Indebtedness or Capitalized Lease Obligations that was incurred in accordance with the provisions of Section 4.7 hereof), and subject to no other Liens, other than as provided herein and therein provided, that the Trustee’s Lien securing the Collateral may be subordinated pursuant to the terms of the Intercreditor Agreement to a Lien securing Indebtedness outstanding pursuant to Section 4.7 hereof, but only to the extent provided in the Intercreditor Agreement.

(e) Each of the Issuers represents and warrants and covenants that it (or the Restricted Subsidiaries) has executed and delivered, filed and recorded and/or will execute and deliver, file and record, all instruments and documents, and has done or will do or cause to be done all such acts and other things as are necessary to subject the Collateral to the Lien of the Collateral Agreements. The Issuers (or the Restricted Subsidiaries) shall execute and deliver, file and record all instruments and do all acts and other things as may be reasonably necessary or advisable to perfect, maintain and protect the security interests created by the Collateral Agreements and shall pay all filing, recording, mortgage or other taxes or fees incidental thereto.

(f) The security interests in the Collateral created by the Collateral Agreements as now or hereafter in effect shall be held by the Trustee for the equal and ratable benefit and security of the Notes without preference, priority or distinction of any thereof over any other by reason, or difference in time, of issuance, sale or otherwise, and for the enforcement of the payment of principal of, premium, if any, and interest on the Notes in accordance with their terms.

(g) Each Holder, by its acceptance of a Note, consents and agrees to the terms of the Collateral Agreements and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Secured Party to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers initially appoint the Trustee as Secured Party and/or Trustee under the Collateral Agreements. Any successor Trustee will act as Secured Party and/or Trustee under the Collateral Agreements or appoint another Person to act in such capacity.

Section 10.2 Further Assurances and Security.

Each of the Issuers represents and warrants that at the time the Collateral Agreements and this Indenture are executed, the Issuers (or the Restricted Subsidiaries) (a) will have full right, power and lawful authority to grant, bargain, sell, release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm, absolutely, the Collateral, in the manner and form done, or intended to be done, in the Collateral Agreements, free and clear of all Liens, except for Permitted Liens, and will forever warrant and defend the title to the same against the claims of all Persons whatsoever; (b) will execute, acknowledge and deliver to the Trustee, at the Issuers’ expense, at any time and from time to time such further assignments, transfer, assurances or other instruments as may, in the opinion of the Trustee, be required to effectuate the terms of this Indenture or the Collateral Agreements; and (c) will at any time and from time to time do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the Trustee, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby and by the Collateral Agreements.

Section 10.3 Opinions.

(a) The Issuers shall furnish to the Trustee (i) promptly after the recording or filing, or re-recording or re-filing of the Collateral Agreements and other security filings, an Opinion of Counsel (who may be counsel for the Issuers) stating that in the opinion of such counsel the Collateral Agreements and other security filings have been properly recorded, filed, re-recorded or re-filed so as to make effective and perfect the security interest intended to be created thereby and reciting the details of such action.

(b) The Issuers shall furnish to the Trustee within three months after each anniversary of the Issue Date, an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Collateral Agreements and reciting the details of such action, subject to customary assumptions and exclusions or (ii) in the opinion of such Counsel, no such action is necessary to maintain such Liens, which Opinion of Counsel also shall state what actions it then believes are necessary to maintain the effectiveness of such Liens during the next year, subject to customary assumptions and exclusions.

(c) In giving the Opinions of Counsel required by this Section 10.3, such counsel may rely, to the extent recited in the Opinions of Counsel, on (i) certificates of relevant public officials, (ii) certificates of an Officer or Officers of the Company, (iii) photocopies of filed and recorded documents certified by public officials as being accurate copies of such documents; (iv) the opinions of other counsel reasonably acceptable to the Trustee with respect to matters governed by law of any jurisdiction other than the state in which such counsel is licensed to practice law, and (v) title insurance policies and commitments. In addition, all such Opinions of Counsel may contain qualifications, exceptions and limitations as are appropriate for similar opinions relating to the nature of the Collateral and as are reasonably acceptable to the Trustee.

Section 10.4 Release of Collateral.

(a) The Secured Party shall release from the Liens created by the Indenture and the Collateral Agreements, from time to time at the sole cost and expense of the Issuers:

(1) Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of this Indenture and the Collateral Agreements or pursuant to the Intercreditor Agreement; provided, that the Secured Party will not release such Liens in the event that the transaction is subject to Section 5.1 hereof;

(2) Collateral that is released with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes as provided under Article IX hereof;

(3) all Collateral (except the funds in the trust account and except as otherwise provided) upon defeasance of the Indenture in accordance with the provisions of Article VIII hereof or discharge of the Indenture in accordance with the provisions of Section 8.8 hereof;

(4) Collateral of a Guarantor whose Guarantee is released in accordance with the Indenture and the Collateral Agreements; and

(5) funds in the Excess Cash Flow Account used to purchase Notes in accordance with Section 4.14 hereof;

provided, that the Secured Party has received all documentation required by the Trust Indenture Act in connection therewith.

(b) The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof and of the Collateral Agreements if and to the extent the Collateral is released pursuant to the terms of this Indenture and the Collateral Agreements.

(c) For the avoidance of doubt (i) any Collateral owned by any subsidiary of the Company that is designated by the Managers of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall be released from the Lien of the Indenture and the Collateral Agreements at the time of such designation and (ii) any Collateral that shall constitute an Excluded Asset at any time, or from time to time, after the date of this Indenture, shall be released from the Lien of the Indenture and the Collateral Agreements at the time such Collateral shall constitute an Excluded Asset.

Section 10.5 Certificates of the Issuers.

The Issuers shall furnish to the Trustee, prior to each proposed release of Collateral, all documents required by TIA § 314(d). The Trustee may, to the extent permitted by Sections 7.1 and 7.2 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such instruments. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Issuers, except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert within the meaning of TIA § 314(d).

Section 10.6 Authorization of Actions to be taken by the Trustee under the Collateral Agreements.

Subject to the terms of the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Collateral Agreements and (b) collect and receive any and all amounts payable in respect of the Obligations of the Issuers and the Guarantors hereunder and under the Notes, the Collateral Agreements and the Registration Rights Agreement. Subject to the terms of the Intercreditor Agreement, and to the extent permitted by this Indenture or the Collateral Agreements, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Agreements or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

Section 10.7 Authorization of Receipt of Funds by the Trustee under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Collateral Agreements.

Section 10.8 Guarantees

By its execution hereof, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Issuers and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services. Accordingly, subject to the provisions of this Article X, each Guarantor, jointly and severally, hereby unconditionally guarantees on a senior secured basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that: (i) the principal of, premium, if any, and Interest and Liquidated Damages, if any, on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer, or otherwise, and interest on overdue principal, premium, if any, Liquidated Damages, if any, and (to the extent permitted by law) interest on any Interest, if any, on the Notes and all other obligations of the Issuers to the Holders or the Trustee under the Notes, this Indenture, the Collateral Agreements and the Registration Rights Agreement (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations or under the Notes, the Collateral Agreements or Registration Rights Agreement, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control, an Asset Sale

Offer, an Excess Cash Flow Offer, or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.13 hereof (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article X, each Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture, the Collateral Agreements, the Registration Rights Agreement or the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any thereof, any releases of the Collateral, the entry of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives and relinquishes: (a) any right to require the Trustee, the Holders or the Issuers (each, a “Benefited Party”) to proceed against the Issuers, the Restricted Subsidiaries or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantors; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of the Guarantors, the Issuers, the Restricted Subsidiaries, any Benefited Party, any creditor of the Guarantors, the Issuers or the Restricted Subsidiaries or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantors for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. The Guarantors hereby covenant that, except as otherwise provided therein, the Guarantees shall not be discharged except by payment in full of all Guarantee Obligations, including the principal, premium, if any, and Interest on the Notes and all other costs provided for under this Indenture or as provided in Article VIII.

If any Holder or the Trustee is required by any court or otherwise to return to either the Issuers or the Guarantors, or any trustee or similar official acting in relation to either the Issuers or the Guarantors, any amount paid by the Issuers or the Guarantors to the Trustee or such Holder, the Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby. Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the Guarantee.

Section 10.9 Execution and Delivery of Guarantees

To evidence the Guarantees set forth in Section 10.8 hereof, each of the Guarantors agrees that a notation of the Guarantees substantially in the form included in Exhibit A hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of each of the Guarantors by an Officer of each of the Guarantors.

Each of the Guarantors agree that the Guarantees set forth in this Article X shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of the Guarantees.

If an Officer whose facsimile signature is on a Note or a notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantees are endorsed, the Guarantees shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 10.10 Guarantors may Consolidate, etc., on Certain Terms

(a) Nothing contained in this Indenture or in the Notes shall prevent any consolidation or merger of any Guarantor with or into each other or with or into the Company. Upon any such consolidation or merger, the Guarantee of the Guarantor that does not survive the consolidation or merger shall no longer be of any force or effect.

(b) Except for a merger or consolidation in which a Guarantor is sold and its Guarantee is released in compliance with the provisions of Section 10.12 hereof, no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of this Indenture, (i) the Person formed by, resulting from or surviving any such consolidation or merger (if other than such Guarantor) (a) expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior secured basis, all of such Guarantor’s obligations under such Guarantor’s Guarantee on the terms set forth in this Indenture, (b) executes a secondary agreement and other Collateral Agreements necessary or reasonably requested by the Trustee to grant, and grants, a valid, enforceable, perfected Lien on the Collateral owned by such Person to secure such Obligations on the terms not less favorable in any material respect to the Holders than the terms set forth in the Collateral Agreements, and (c) delivers to the Trustee an Opinion of Counsel that such guarantee and Collateral Agreements have been duly authorized, executed and delivered and that each such document and this Indenture constitutes a legal, valid, binding and enforceable obligation of such Person, in each case, subject to customary qualifications; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of

Default shall have occurred or be continuing. The provisions of this Section 10.10(b) shall not apply to the merger of any Guarantors with or into each other or with or into the Company. In case of any such consolidation or merger and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantees endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor corporation shall succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(c) The Trustee, subject to the provisions of Section 11.4 hereof, shall be entitled to receive an Officers’ Certificate as conclusive evidence that any such consolidation or merger, and any such assumption of Guarantee Obligations, comply with the provisions of this Section 10.10. Such Officers’ Certificate shall comply with the provisions of Section 11.5 hereof.

Section 10.11 Guaranty by Future Restricted Subsidiaries

The Issuers shall cause each of their existing and future Restricted Subsidiaries to (i) execute and deliver to the Trustee a supplemental indenture and a guarantee in form reasonably satisfactory to the Trustee, pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior secured basis, all of the Issuers’ Obligations under the Notes and this Indenture on the terms set forth in this Indenture, (ii) execute a security agreement and other Collateral Agreements necessary or reasonably requested by the Trustee to grant, and grant, the Trustee a valid, enforceable, perfected Lien on the Collateral described therein, and (iii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture, guarantee and Collateral Documents have been duly authorized, executed and delivered by such Restricted Subsidiary and that each of such documents and this Indenture, guarantee and Collateral Documents have constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, in each case subject to customary qualifications including exceptions for bankruptcy, fraudulent transfer and equitable principles. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Section 10.12 Release of Guarantors

Notwithstanding Section 10.10(b) hereof, upon the sale or disposition (including by merger or sale or transfer of all of the Equity Interests) of a Guarantor (as an entirety) to a Person which is not and is not required to become a Guarantor, the designation of a Guarantor as an Unrestricted Subsidiary, or the liquidation or dissolution of a Guarantor, which transaction is otherwise in compliance with this Indenture (including, without limitation, Section 4.13), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes and the Collateral Agreements; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of the Issuers’ Indebtedness or any Indebtedness of any other of the Restricted Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of the Issuers’ Indebtedness or any Indebtedness of any of the Restricted Subsidiaries.

The Trustee, subject to the provisions of Section 11.4 hereof, shall be entitled to receive an Officers’ Certificate as conclusive evidence that such sale or other disposition or that such designation was made by the Issuers in accordance with the provisions of this Indenture. Except as provided in Section 10.10(a) hereof, any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and Interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Notwithstanding the foregoing provisions of this Article X, (i) any Guarantor whose Guarantee would otherwise be released pursuant to the provisions of this Section 10.12 may elect, at its sole discretion, by written notice to the Trustee, to maintain such Guarantee in effect notwithstanding the event or events that otherwise would cause the release of such Guarantee (which election to maintain such Guarantee in effect may be conditional or for a limited period of time), and (ii) any subsidiary of the Issuers which is not a Guarantor may elect, at its sole discretion, by written notice to the Trustee, to become a Guarantor (which election may be conditional or for a limited period of time).

Section 10.13 Limitation of Guarantor’s Liability; Certain Bankruptcy Events

(a) Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligation of such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the Guarantee Obligations of such Guarantor under this Article X shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Guarantee Obligations of such other Guarantor under this Article X, result in the Guarantee Obligations of such Guarantor under the Guarantee of such Guarantor not constituting a fraudulent transfer or conveyance.

(b) Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of either of the Issuers, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

Section 10.14 Application of Certain Terms and Provisions to The Guarantors

(a) For purposes of any provision of this Indenture which provides for the delivery by any Guarantor of an Officers’ Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.1 hereof shall apply to such Guarantor as if references therein to the Issuers were references to such Guarantor.

(b) Any request, direction, order or demand which by any provision of this Indenture is to be made by any Guarantor, shall be sufficient if evidenced as described in Section 11.2 hereof as if references therein to the Issuers were references to such Guarantor.

(c) Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders to or on any Guarantor may be given or served as described in Section 11.2 hereof as if references therein to the Issuers were references to such Guarantor.

(d) Upon any demand, request or application by any Guarantor to the Trustee to take any action under this Indenture, such Guarantor shall furnish to the Trustee such certificates and opinions as are required in Section 11.4 hereof as if all references therein to the Issuers were references to such Guarantor.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Trust Indenture Act Controls

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA § 318(c), the imposed duties shall control.

Section 11.2 Notices

Any notice or communication by the Issuers or the Trustee to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers or the Guarantors:

The Old Evangeline Downs, L.L.C.
The Old Evangeline Downs Capital Corporation
P.O. Box 90270
Lafayette, LA 70509-0270
Attention: Michael S. Luzich
Telecopier No.: 702-247-6822

with copies (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019
Attn: Nazim Zilkha, Esq.
Telecopier No.: (212) 262-1910

with a copy (which shall not constitute notice) to:

The Old Evangeline Downs, L.L.C.
The Old Evangeline Downs Capital Corporation
7137 Mission Hills Drive
Las Vegas, Nevada 89113
Attention: Michael S. Luzich
Telecopier No.: 702-247-6822

with a copy (which shall not constitute notice) to:

The Old Evangeline Downs, L.L.C.
The Old Evangeline Downs Capital Corporation
c/o Jefferies & Co., Inc.
11100 Santa Monica Blvd.
10th Floor
Los Angeles, CA 90025
Attention: M. Brent Stevens

If to the Trustee:

U.S. Bank National Association
180 East 5th Street
St. Paul, MN 55101
Attention: Corporate Trust Department
Telecopier No.: (651) 244-0711

The Issuers or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when answered back, if telexed; (iii) when receipt acknowledged, if telecopied; and (iv) the next

Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 11.3 Communication by Holders of Notes with Other Holders of Notes

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.4 Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.5 Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied;

provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificate of public officials.

Section 11.6 Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.7 Legal Holidays

If any payment date is a Legal Holiday, payment may be made at the place of payment on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8 No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, manager, employee, incorporator, stockholder, member or controlling person of the Issuers, or any Guarantor in such capacity, will have any liability for any Obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Guarantees, the Collateral Agreement or the Registration Rights Agreement or for any claim based on, or in respect of, or by reason of, such Obligations or their creation, provided, that this provision shall in no way limit the Obligation of any Guarantor pursuant to any Guarantees of the Notes. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes and the Guarantees.

Section 11.9 Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b); PROVIDED THAT WITH RESPECT TO THE CREATION, ATTACHMENT, PERFECTION OR PRIORITY OF THE SECURITY INTEREST IN ANY REAL PROPERTY, COLLATERAL, THE GOVERNING LAW SHALL BE THE LAWS OF THE STATE OF LOUISIANA.

Section 11.10 No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.11 Successors

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.12 Severability

In case any one or more of the provisions of this Indenture or in the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.13 Counterpart Originals

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 11.14 Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Indenture as of the date first written above.

THE ISSUERS:

THE OLD EVANGELINE DOWNS, L.L.C.

By:	/s/ M. BRENT STEVENS
Name:	M. Brent Stevens
Title:	Chief Executive Officer

By:	/s/ NATALIE A. SCHRAMM
Name:	Natalie A. Schramm
Title:	Chief Financial Officer

THE OLD EVANGELINE DOWNS CAPITAL CORP.

By:	/s/ M. BRENT STEVENS
Name:	M. Brent Stevens
Title:	Chief Executive Officer

By:	/s/ NATALIE A. SCHRAMM
Name:	Natalie A. Schramm
Title:	Chief Financial Officer

THE TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ FRANK P. LESLIE III
Name:	Frank P. Leslie III
Title:	Vice President